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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Soliciting Material under §240.14a-12

NEW YORK & COMPANY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NEW YORK & COMPANY, INC.
450 West 33rd Street, 5th Floor
New York, New York 10001

May 9, 2012

Dear Stockholders,

        You are cordially invited to attend the Company's 2012 Annual Meeting of Stockholders, which will be held at 450 West 33rd Street, 5th Floor, New York, New York 10001, on Wednesday, June 20, 2012, beginning at 10:00 a.m., Eastern Daylight Time.

        The enclosed Proxy Statement provides you with detailed information regarding the business to be considered at the meeting. Please vote your shares as soon as possible through any of the voting options available to you as described in the enclosed Proxy Statement.

Sincerely,

Gregory J. Scott Chief Executive Officer

NEW YORK & COMPANY, INC.
450 West 33rd Street, 5th Floor
New York, New York 10001

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 a.m., Eastern Daylight Time on Wednesday, June 20, 2012.
PLACE	New York & Company, Inc.'s corporate headquarters at:
450 West 33rd Street
5th Floor
New York, New York, 10001
ITEMS OF BUSINESS	• To elect twelve members to the board of directors.
• To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the 2012 fiscal year.
• To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement.
RECORD DATE	You can vote if you are a stockholder of record as of Friday, April 27, 2012.
INTERNET AVAILABILITY
In accordance with U.S. Securities and Exchange Commission rules, the Company is using the Internet as its primary means of furnishing the proxy materials to its stockholders. Rather than sending stockholders a paper copy of the proxy materials, the Company is sending a notice with instructions for accessing the materials and voting via the Internet. The Company believes this method of distribution makes the proxy distribution process more efficient and less costly, and will limit the impact on the environment. This Proxy Statement and the 2011 Annual Report to Stockholders are available at: www.proxyvote.com.
PROXY VOTING
It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares on the Internet at www.proxyvote.com, by telephone by calling 1-800-690-6903, or by completing and returning your proxy card. Voting instructions are printed on your proxy card or included with your proxy materials. You can revoke a proxy prior to its exercise at the Annual Meeting by following the instructions in the accompanying Proxy Statement.

Gregory J. Scott Chief Executive Officer

May 9, 2012

i

PROXY STATEMENT

Why did I receive these proxy materials?

        The Company is providing this Notice of Annual Meeting of Stockholders, Proxy Statement, voting instructions and Annual Report (the "proxy materials") in connection with the solicitation by the board of directors of New York & Company, Inc. ("New York & Company," the "Company," "we," "us" or "our"), a Delaware corporation, of proxies to be voted at the Company's 2012 Annual Meeting of Stockholders and at any adjournment or postponement.

        It is anticipated that the Notice of Internet Availability of Proxy Materials is first being sent to stockholders on or about May 9, 2012. The Proxy Statement and the form of proxy relating to the Annual Meeting are first being made available to stockholders on or about May 9, 2012.

        You are invited to attend the Company's Annual Meeting of Stockholders on Wednesday, June 20, 2012 (the "Meeting"), beginning at 10:00 am, Eastern Daylight Time. The Meeting will be held at 450 West 33rd Street, 5th Floor, New York, New York 10001. Stockholders will be admitted to the Meeting beginning at 9:30 am, Eastern Daylight Time. Seating will be limited.

Why did I receive in the mail a notice regarding the Internet Availability of Proxy Materials?

        Under rules adopted by the U. S. Securities and Exchange Commission ("SEC"), the Company is providing access to its proxy materials over the Internet. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials ("Notice") to beneficial owners. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. The Notice will tell you how to access and review the proxy materials over the Internet at www.proxyvote.com. The Notice also tells you how to access your proxy card to vote on the Internet. If you received a Notice by mail and would like to receive a printed copy of the Company's proxy materials, please follow the instructions included in the Notice.

What should I bring with me to attend the Annual Meeting?

        Stockholders must present a form of personal identification in order to be admitted to the Meeting.

        If your shares are held beneficially in the name of a bank, broker or other holder of record and you plan to attend the Meeting, you must also present proof of your ownership of New York & Company stock, such as a bank or brokerage account statement, to be admitted to the Meeting.

        No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Meeting.

 What is the difference between holding shares as a stockholder of record and as a beneficial owner?

        If your shares are registered directly in your name with New York & Company's transfer agent, Registrar and Transfer Company, you are considered the "stockholder of record" with respect to those shares. The proxy materials have been sent directly to you by New York & Company.

        If your shares are held in a stock brokerage account or by a bank or other holder of record, those shares are held in "street name." You are considered the "beneficial owner" of shares held in street name. The proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the proxy or voting instructions included in the mailing or by following their instructions for voting by telephone or on the Internet.

 Who is entitled to vote at the Annual Meeting?

        Stockholders of record at the close of business on April 27, 2012, the record date for the Meeting, are entitled to receive notice of and vote at the Meeting. You are entitled to one vote on each matter presented at the Annual Meeting for each share of common stock you owned at that time. At the close of business on April 27, 2012, there were 62,392,255 shares of the Company's common stock outstanding.

How do I vote?

        You may vote using any of the following methods:

  By Internet

        The Company encourages you to vote and submit your proxy over the Internet at www.proxyvote.com.

  By Telephone

        You may vote by telephone by calling 1-800-690-6903.

  By Mail

        Be sure to complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the board of directors.

        If you are a stockholder of record, and the prepaid envelope is missing, please mail your completed proxy card to: Broadridge, 51 Mercedes Way, Edgewood, NY 11717, Attention: Vote Processing.

  In person at the Annual Meeting

        All stockholders may vote in person at the Meeting. You may also be represented by another person at the Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Meeting.

What can I do if I change my mind after I vote my shares?

        If you are a stockholder of record, you can revoke your proxy before it is exercised by:

  •
  written notice to: Corporate Secretary, New York & Company, 450 West 33rd Street, 5th Floor, New York, NY 10001;

  •
  timely delivery of a valid, later-dated proxy;

  •
  timely submission of a later-dated proxy via the Internet;

  •
  timely submission of a later-dated proxy via the telephone; or

  •
  voting by ballot at the Meeting.

        If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Meeting if you obtain a legal proxy as described in the answer to the previous question.

 What is "householding" and how does it affect me?

        The Company has adopted a procedure approved by the SEC called "householding." Under this procedure, stockholders of record who have the same address and last name will receive only one copy of the Company's proxy materials, unless one or more of these stockholders notifies the Company that they wish to continue receiving individual copies. This procedure will reduce the Company's printing costs and postage fees.

        Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings, if any.

        If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please make a written request to: Corporate Secretary, New York & Company, 450 West 33rd Street, 5th Floor, New York, NY 10001. If multiple stockholders of record who have the same address received only one copy of these proxy materials and would like to receive additional copies, or if they would like to receive a copy for each stockholder living at that address in the future, send a written request to the address above.

        Beneficial owners can request information about householding from their banks, brokers or other holders of record.

What is a quorum for the Annual Meeting?

        Under the Company's by-laws, the holders of a majority of the outstanding shares of common stock entitled to vote at the Meeting, present in person or represented by proxy, constitute a quorum. Abstentions and "broker non-votes" are counted as present and entitled to vote for purposes of determining a quorum.

What are the voting requirements for each of the proposals?

        A plurality of the votes cast is required for the election of directors, which means that director nominees with the most affirmative votes are elected to fill the available seats. For the proposal to elect directors, abstentions and "broker non-votes" will not affect the outcome of the proposal, except to the extent that the failure to vote for a director nominee results in another nominee receiving a larger number of votes.

        The ratification of the appointment of Ernst & Young LLP to serve as the Company's independent registered public accounting firm for fiscal year 2012 requires the affirmative "FOR" vote of a majority of those shares present in person or represented by proxy and entitled to vote on them at the Meeting. Broker non-votes will have no effect on the outcome of this proposal and abstentions will have the effect of a vote "AGAINST" for purposes of this proposal.

        If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute "broker non-votes." Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as "non-routine" matters. The proposal to elect twelve directors to the board is considered "non-routine" and therefore cannot be voted by your broker or bank without your instruction. The proposal to ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2012 is considered "routine" and therefore may be voted by your broker or bank in its discretion if you do not provide instructions.

 Could other matters be decided at the Annual Meeting?

        At the date this Proxy Statement was first sent to stockholders, the Company did not know of any matters to be raised at the Meeting other than those referred to in this Proxy Statement.

        If other matters are properly presented at the Meeting for consideration, the Proxy Committee appointed by the Company's current board of directors will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

        The Company will pay for the cost of this proxy solicitation. The Company does not intend to solicit proxies otherwise than by use of the mail or website posting, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies.

Who will count the vote?

        All votes will be tabulated by Broadridge, the inspector of elections appointed for the Meeting.

Other information.

        The Company's Annual Report on Form 10-K for the 52-week fiscal year ended January 28, 2012 ("fiscal year 2011") accompanies this Proxy Statement. No material contained in the Annual Report is to be considered a part of the proxy solicitation material. The fiscal years referred to in this Proxy Statement as "fiscal year 2009" and "fiscal year 2010" refer to the 52-week fiscal years that end on January 30, 2010 and January 29, 2011, respectively. The 53-week fiscal year ending February 2, 2013 is referred to herein as "fiscal year 2012."

        The contents of the Company's corporate website (http://www.nyandcompany.com) are not incorporated by reference into this Proxy Statement.

 PROPOSALS REQUIRING YOUR VOTE

ITEM 1—Election of Directors

        The Company's board of directors currently has thirteen members. Twelve of the thirteen current board members are standing for re-election to hold office until the next Annual Meeting. Edward W. Moneypenny notified the Company on April 20, 2012 that he will not stand for re-election as a member of the Company's board of directors upon the expiration of his current term, which expires as of the date of the Company's 2012 Annual Meeting of Stockholders. Mr. Moneypenny did not cite any disagreement on any matter relating to the Company's operations, policies or practices.

        The Proxy Committee appointed by the Company's current board of directors intends to vote the proxy (if you are a stockholder of record) for the election of each of these nominees unless you indicate on the proxy card that your vote should be withheld from any or all of the nominees.

        Each nominee elected as a director will continue in office until his or her successor has been elected and qualified, or until his or her earlier resignation, retirement or death.

        The Company expects each nominee for election as a director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the board chooses to reduce the number of directors serving on the board.

        The Company believes that the board of directors as a whole possesses the right diversity of experience, qualifications and skills to oversee and address the key issues facing the Company. In addition, the Company believes that each of these directors possesses the key attributes that the Company seeks in a director, including strong, effective decision-making, communication and leadership skills. Set forth below is additional information regarding the specific experience, qualifications, attributes and skills of each director and nominee that led the Company's nomination and governance committee and the board of directors to conclude that he or she should serve as a director.

        The board of directors unanimously recommends a vote FOR the election of these nominees as directors.

 Nominees for Director

        The following table sets forth the name, age and principal position of each of the Company's twelve nominees for director positions.

Name	Age	Position
Gregory J. Scott	49	Chief Executive Officer and Director
Bodil M. Arlander	48	Director
Jill Beraud	52	Director
David H. Edwab	57	Director
James O. Egan	63	Director
John D. Howard	59	Director
Louis Lipschitz	67	Director
Grace Nichols	65	Director and Non-Executive Chair of the Board of Directors
Michelle Pearlman	42	Director
Richard L. Perkal	58	Director
Arthur E. Reiner	71	Director
Edmond S. Thomas	58	Director

        Gregory J. Scott was named Chief Executive Officer in February 2011 and served as President since June 2010. Mr. Scott was appointed to the Company's board of directors on August 18, 2010. Mr. Scott brings more than 20 years of retail industry experience to the Company. Most recently,

Mr. Scott served as the Chief Executive Officer of Bebe Stores from February 2004 to January 2009 and also served as a member of their board of directors from August 2004 to January 2009. Prior to Bebe, Mr. Scott served as President of Arden B., a division of Wet Seal, Inc., from May 2000 to January 2004. Mr. Scott has also held senior level merchandising positions at Ann Taylor Stores. Mr. Scott began his retail career in the executive training program at Macy's West, a division of Federated Department Stores, Inc., where he held several merchandising positions. Mr. Scott holds a B.A. from UCLA. In considering Mr. Scott as a candidate for director of the Company, the board reviewed his extensive experience in the retail and apparel industries, both at the management and board levels.

        Bodil M. Arlander has served as a director since 2002 and is a founding partner of Moxie Capital, LLC. Until May 2008, she was a Partner of Bear Stearns Merchant Banking, LLC, an affiliate of Bear, Stearns & Co. Inc., where she was a Senior Managing Director and which she joined in April 1997. Bear Stearns Merchant Banking, LLC, and its successor entity Irving Place Capital, is an affiliate of the controlling shareholder of New York & Company, Inc. Between 1991 and 1997, she worked in the Mergers and Acquisitions Group of Lazard & Co. LLC. Prior to entering the finance industry, Ms. Arlander worked throughout Europe in the fashion and beauty industries. She currently serves as a director of Miche Bag Holdings, LLC. She previously served as a member of the board of directors for the publicly-traded company Aéropostale, Inc., as well as the privately-held companies CamelBak Group, LLC, Seven For All Mankind, LLC and Transamerican Auto Parts. In considering Ms. Arlander as a director of the Company, the board reviewed her extensive experience in the analysis of the apparel and retail sectors as an investment banker and investor, her overall leadership skills and her experience serving on the board of directors of relevant companies.

        Jill Beraud has served as a director since May 2011. In December 2011, Ms. Beraud was named Chief Executive Officer of Living Proof, Inc. a privately-held company that uses advanced medical and materials technologies to create skin care products for women. Prior to that, Ms. Beraud served as PepsiCo Americas Beverages Chief Marketing Officer and President-Joint Ventures from July 2009 to June 2011, and PepsiCo's Global Chief Marketing Officer from December 2008 to July 2009. Before PepsiCo, Ms. Beraud spent 13 years at Limited Brands, most recently as Chief Marketing Officer of Victoria's Secret. She also served as Executive Vice President of Marketing for Limited Brands' broader portfolio of specialty brands including Bath & Body Works, C.O. Bigelow, Henri Bendel, Express, Limited Stores and Victoria's Secret. Ms. Beraud began her career at Procter & Gamble where she quickly rose through the brand management ranks, managing multiple brands in the food and beverage sector. She later led the Global Brand Equity practice of an international management consulting firm as well as founded a New York City advertising agency with clients that included Air France, Equinox Fitness and Nikon. She received an M.B.A. in Marketing & Strategic Planning from the Wharton School of the University of Pennsylvania and a B.S. from Boston University. In considering Ms. Beraud as a director of the Company, the board reviewed her extensive marketing and consumer branding experience, as well as her extensive managerial and operational knowledge in the retail industry.

        David H. Edwab has served as a director since 2003. Mr. Edwab has served as an officer and director of Men's Wearhouse for over 20 years, starting as Vice President of Finance and Director in 1991, serving as Chief Operating Officer from 1993 to 1997, and being elected to President in 1997. In November 2000, Mr. Edwab joined Bear, Stearns & Co. Inc. as a Senior Managing Director, Head of the Retail Group in the Investment Banking Department. At such time, Mr. Edwab resigned as President of Men's Wearhouse and was then named Vice Chairman of its Board of Directors. In February 2002, Mr. Edwab re-joined Men's Wearhouse and continues to serve as Vice Chairman of its Board of Directors. Mr. Edwab previously served as a Senior Advisor to Bear Stearns Merchant Banking, LLC, an affiliate of Bear, Stearns & Co. Inc and the predecessor to Irving Place Capital, a private equity firm focused on making investments in middle-market companies, until April 2008, and is lead director of Vitamin Shoppe, Inc. and other privately-owned companies. Mr. Edwab is an "inactive" Certified Public Accountant and previously was a partner with Deloitte and Touche. Mr. Edwab also serves as Vice Chairman of the Zimmer Family Foundation. In considering Mr. Edwab as a director of the Company, the board reviewed his extensive retail and financial background and his experience having served on the boards of directors of retailers.

        James O. Egan has served as a director since March 2012. Mr. Egan served as a Managing Director of Investcorp International, Inc., an alternative asset management firm specializing in private equity, hedge fund offerings and real estate and technology investments, from 1998 through 2008. Mr. Egan was the partner-in-charge, M&A Practice, U.S. Northeast Region for KPMG LLP from 1997 to 1998 and served as the Senior Vice President and Chief Financial Officer of Riverwood International, Inc. from 1996 to 1997. Mr. Egan began his career with PricewaterhouseCoopers (Coopers & Lybrand) in 1971 and served as partner from 1982 to 1996 and a member of the Board of Partners from 1995 to 1996. He currently serves as director of PHH Corporation where he is non-executive chairman of the board and chairman of the audit committee. He also currently serves as a director of Dots, LLC and Thermadyne Technologies, both IPC portfolio companies. Mr. Egan has more than 40 years of business experience across numerous industries (including retail) and public and private companies, including 25 years of public accounting experience and 10 years of private equity experience and service on the board of directors and board committees of other public and private companies. Mr. Egan brings to the Board of Directors a wide range of strategic, operational, financial and governance qualifications and skills to contribute as a director.

        John D. Howard has served as a director since 2002. He is currently the Chief Executive Officer of Irving Place Capital, the firm formerly known as Bear Stearns Merchant Banking, LLC, and an affiliate of the controlling shareholder of New York & Company, Inc. He was a Senior Managing Director at Bear Stearns Merchant Banking, LLC, where he was the head of the merchant banking department of Bear, Stearns & Co. Inc. from its inception in 1997. From 1990 to 1997, he was a co-CEO of Vestar Capital Partners, Inc., a private investment firm specializing in management buyouts. Previously, he was a Senior Vice President of Wesray Capital Corporation, a private investment firm specializing in leveraged buyouts. Mr. Howard also currently serves as a director of Aéropostale, Inc., a publicly-traded company; Multi Packaging Solutions, Inc.; Universal Hospital Services, Inc.; Dots, LLC and several other private companies. As a result of these and other professional experiences, Mr. Howard possesses particular knowledge and experience in finance and capital structure, and has extensive experience as an investor in the retail industry, each of which strengthen the board of directors' collective qualifications, skills and knowledge-base.

        Louis Lipschitz has served as a director since 2005. Mr. Lipschitz retired from his position as Executive Vice President and Chief Financial Officer of Toys "R" Us, Inc. in March 2004. He joined Toys "R" Us, Inc. in 1986 where he held various senior level finance positions, as well as serving as a member of the management executive committee. From 1982 to 1986, Mr. Lipschitz served as Senior Vice President and Chief Financial Officer of Lerner Stores, Inc. He began his career in public accounting in 1968 with the firm of S.D. Leidesdorf & Co., which subsequently merged with Ernst & Young. He has a B.S. in Accounting from Hunter College and is a Certified Public Accountant in the state of New York. In addition, Mr. Lipschitz holds a Professional Director Certification from the American College of Corporate Directors, a national public company director education and credentializing organization. Mr. Lipschitz currently serves as a director of The Children's Place Retail Stores, Inc. and Majesco Entertainment Company. Mr. Lipschitz previously served as a director of Forward Industries, Inc. and Finlay Enterprises, Inc. In considering Mr. Lipschitz as a director of the Company, the board reviewed his extensive expertise and knowledge regarding finance and accounting matters. Mr. Lipschitz qualifies as an "audit committee financial expert" under the applicable SEC rules and accordingly contributes to the board of directors his understanding of generally accepted accounting principles and his skills in auditing as well as in analyzing and evaluating financial statements.

        Grace Nichols was appointed to the role of non-executive chair of the Company's board of directors in February 2011 and has served as a director since March 2008. Ms. Nichols spent more than 20 years at Limited Brands, including 14 years as Chief Executive Officer of Victoria's Secret Stores from 1992 until she retired in January 2007. Ms. Nichols also served on the board of directors of Intimate Brands, Inc. from 1995 to 1999. Prior to joining Limited Brands, Ms. Nichols held various senior merchandising positions in teen's and women's apparel at The Broadway Southern California divisions of Carter, Hawley, Hale, Inc. Ms. Nichols currently sits on the board of directors of Men's Wearhouse and served as a director of Pacific Sunwear of California, Inc. from 2007 to March 20, 2012, both publicly-traded companies. Ms. Nichols holds a Professional Director Certification from the American College of Corporate Directors, a national public company director education and credentialing organization. Ms. Nichols is a graduate of UCLA. In considering Ms. Nichols as a director of the Company, the board reviewed her extensive experience as a senior executive in the retail industry and her ability to understand and analyze the operational and management challenges associated with large retailers.

        Michelle Pearlman has served as a director since May 2011. Ms. Pearlman is currently a strategic advisor to Irving Place Capital with 20 years of retail, consumer, marketing, and e-commerce focused experience. She most recently was Senior Vice President, President of the Jewelry Business Unit, for Sears Holdings Corporation, leading the P&L for fine jewelry, watches, and costume jewelry for over 2,000 Kmart and Sears stores and online sales. Prior to this, she spent four years at Ann Taylor, Inc., where she was an Executive Vice President, leading the E-commerce Business Unit and direct marketing for Ann Taylor and Loft divisions from 2004 to 2008. She joined Ann Taylor after serving as an Associate Principal with McKinsey & Co. from 1999 to 2004, focusing on retail and consumer products. She started her career at Procter & Gamble and held various positions in sales and marketing over her seven year tenure. Ms. Pearlman has an M.B.A from the University of Chicago and received her B.A. from Stanford University. She was named to Crain's Chicago Business "40 under 40" in 2009. In considering Ms. Pearlman as a director of the Company, the board reviewed her experience as a senior leader in the retail industry, her operational abilities, and her expertise in e-commerce and marketing.

        Richard L. Perkal has served as a director since 2004. Mr. Perkal is currently a Partner of Irving Place Capital, the firm formerly known as Bear Stearns Merchant Banking, LLC, and an affiliate of the controlling shareholder of New York & Company, Inc. He was a Senior Managing Director at Bear Stearns Merchant Banking, LLC, which he joined in July 2000. Previously, Mr. Perkal was a senior partner in the law firm of Kirkland & Ellis LLP where he headed the Washington, D.C. corporate transactional practice, primarily focusing on leveraged buyouts and recapitalizations. Mr. Perkal currently serves as a director of Pet Supplies "Plus" and Vitamin Shoppe, Inc. As a result of these and other professional experiences, Mr. Perkal possesses particular knowledge and experience in legal/regulatory, finance and capital structure matters that strengthens the board of directors' collective qualifications, skills and experience.

        Arthur E. Reiner has served as a director of the Company since 2003. He has served as Chairman of Finlay Enterprises, Inc. and Finlay Fine Jewelry Corporation since 1999. From 1996 to 2009, Mr. Reiner was Chief Executive Officer of Finlay Enterprises. Mr. Reiner joined Finlay in 1995. Finlay Enterprises, Inc. filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code in August 2009. Mr. Reiner began his retailing career in 1962 at Bamberger's, then a division of R. H. Macy's, and held various positions with Macy's, including Chairman and Chief Executive Officer of Macy's Northeast and Macy's East until 1995. A graduate of Rutgers University, Mr. Reiner served as Chairman of the Education Foundation of the Fashion Institute of Technology from 1985 to 1995 and was named Executive Vice President in 1995. On March 1, 2011, Mr. Reiner became an independent director and Chairman of the board of directors of Loehmann's Holdings Inc. In considering Mr. Reiner as a director of the Company, the board reviewed his particular experience in the retail, apparel and other related industries, both at the management and board levels.

        Edmond S. Thomas has served as a director since November 2011. Mr. Thomas is a Partner of the private investment firm KarpReilly, LLC and the former President, Chief Executive Officer and Director of The Wet Seal, Inc., serving in that position from October 2007 until February 2011. From October 2005 to October 2007, Mr. Thomas served as President and Co-Chief Executive Officer of Tilly's, Inc., a privately held men's and women's apparel retailer. Mr. Thomas also served as Managing Partner of The Evans Thomas Company, LLC, a privately held consumer goods advisory firm, and AXIS Capital Fund I, LP, an investment fund. Prior to that, Mr. Thomas served as President, Chief Operating Officer and Director of The Wet Seal, Inc., from 1992 to 2000. Prior to 1992, Mr. Thomas was the President of Foxmoor Specialty Stores Corporation and Domain Home Furnishings. Mr. Thomas is currently a member of the board of directors of Comark, Inc., a privately held Canadian specialty retailer of apparel; XS Cargo Stores, a Canadian closeout retailer; and The Habit Burger Grill, a fast food casual restaurant chain. Mr. Thomas is also a former director of D.E.I. Holdings and Trans World Entertainment Corporation. Mr. Thomas holds a B.S. in Accounting from Villanova University and is also a Certified Public Accountant in the State of Massachusetts. In considering Mr. Thomas as a director of the Company, the board reviewed his extensive retail and financial background and his experience having served in leadership positions in companies within the retail industry.

Board and Committee Membership

Overview

        The Company's business, property and affairs are managed under the direction of the Company's board of directors. The board of directors has established three committees consisting of an audit committee, a nomination and governance committee, and a compensation committee. The Company has a majority of independent directors on its board, and each of its committees is composed entirely of independent directors. Members of the Company's board of directors are kept informed of its business through discussions with the Company's Chief Executive Officer and other officers by reviewing materials provided to them and by participating in meetings of the board of directors and its committees.

        The Company is a "controlled company" under New York Stock Exchange rules and therefore is not required to have a majority of independent directors, nor a compensation committee or nomination and governance committee composed entirely of independent directors. A company of which more than 50% of the voting power is held by an individual, a group or another company is considered to be a "controlled company." IPC/NYCG, LLC (formerly BSMB/NYCG, LLC), an affiliate of Irving Place Capital (formerly Bear Stearns Merchant Banking, LLC), has held over 50% of the voting power of the Company since its acquisition of Lerner New York Holding, Inc. and its subsidiaries from Limited Brands, Inc. ("Limited Brands") on November 27, 2002. In addition, the several limited partnerships directly or indirectly controlled by Irving Place Capital have the right to designate a majority of persons to the Company's board of directors pursuant to a stockholders agreement, as described further under "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" in this Proxy Statement.

Board Leadership Structure

        The board of directors has the responsibility for selecting the appropriate leadership structure for the Company. In making leadership structure determinations, the board of directors considers many factors, including the specific needs of the business and what is in the best interests of the Company's stockholders. The Company's current leadership structure is comprised of a non-executive chair of the board of directors, board committees currently led by independent directors, and a Chief Executive

Officer. The board of directors does not currently have a formal policy as to whether the roles of chair of the board of directors and Chief Executive Officer should be vested in the same individual or different individuals. The Company is currently led by Gregory J. Scott, who served as the Company's President since June 1, 2010 and, in accordance with the Company's leadership succession plans, was appointed Chief Executive Officer upon Richard P. Crystal's retirement on February 11, 2011. In connection with the succession planning process, the board of directors re-evaluated the combination or separation of the office of the chair of the board of directors and Chief Executive Officer and determined that the separation of the roles of chair of the board of directors and Chief Executive Officer is in the best interest of the Company's stockholders. This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing board priorities and procedures. Further, this structure permits the Chief Executive Officer to focus on the management of the Company's day-to-day operations. Grace Nichols has served as non-executive chair of the Company's board of directors since February 12, 2011.

The Board's Role in Risk Oversight

        The board of directors has an active role in the oversight of management and the Company's risks. This oversight is conducted primarily through the audit committee, but the full board of directors has retained responsibility for general strategic oversight of risk. The Company's internal audit department performs an annual comprehensive company-wide risk assessment which encompasses a review of all departments and their significant areas of risk, including operational, compliance, and financial risks. This assessment process is designed to gather data regarding the important risks that could impact the Company's ability to achieve its objectives and execute its strategies. The assessment is reviewed by the Company's Chief Executive Officer and Chief Financial Officer, and the Chief Financial Officer presents the assessment to the audit committee of the board of directors to facilitate discussion of high risk areas.

        The compensation committee reviews the Company's compensation policies and practices for all employees in the context of risk management. This assessment includes a review of the mix between short-term and long-term compensation, base salary versus incentive compensation, performance metrics, and the type of equity awards and level of equity holdings. Based upon this review, the compensation committee has determined that the Company's compensation practices are not reasonably likely to have a material adverse effect on the Company.

        The nomination and governance committee assists the board of directors in fulfilling its oversight responsibilities with respect to the management of risks associated with board composition, corporate governance policies and practices, ethics and related matters.

Board Meetings

        The board of directors of New York & Company, Inc. is currently comprised of thirteen directors, twelve of whom are standing for re-election. During fiscal year 2011, the board of directors met eight times. Each director attended at least 75 percent of the aggregate of (1) the number of meetings the board of directors held during the period in which he or she was a director and (2) the number of meetings of all committees of the board held during the period in which he or she served as a member of the respective committee. Ten members of the board of directors attended the Company's Annual Meeting on June 22, 2011. All board members are encouraged to attend the Annual Meeting.

Executive Sessions

        The non-management members of the Company's board of directors hold regularly scheduled executive sessions without management that are chaired by the presiding director. Grace Nichols is the chair of the board of directors and serves as the presiding director of the non-management directors of the Company.

Committee Composition and Board Independence

        The following table shows the members of the Company's board of directors, the composition of the committees, and those directors who the board of directors has affirmatively determined to be independent under the New York Stock Exchange corporate governance standards:

Director	Audit Committee		Compensation Committee		Nomination & Governance Committee		Independent Director
Gregory J. Scott
Bodil M. Arlander			✓				✓
Jill Beraud			✓				✓
David H. Edwab	✓				✓	(C)	✓
James O. Egan(1)	✓						✓
John D. Howard
Louis Lipschitz	✓	(C)					✓
Edward W. Moneypenny(2)	✓						✓
Grace Nichols(*)			✓		✓		✓
Michelle Pearlman
Richard L. Perkal
Arthur E. Reiner(1)	✓		✓	(C)	✓		✓
Edmond S. Thomas							✓

Legend:

(C)
Chair of committee

(*)
Non-executive chair of the board of directors and presiding director of the non-management directors

(1)
The Company anticipates that Mr. Egan will serve as chair of the audit committee and that Mr. Reiner will no longer serve as a member of the audit committee effective June 20, 2012.

(2)
On April 20, 2012, Mr. Moneypenny notified the Company that he would not be standing for re-election to the Company's board of directors at its 2012 Annual Meeting of Stockholders.

The Audit Committee

        Under the terms of its charter, the audit committee represents and assists the board of directors with the oversight of the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company's independent registered public accounting firm, the performance of the Company's internal audit function, and the preparation of an audit committee report as required by the SEC to be included in the Company's annual proxy statement. The audit committee meets to review the Company's quarterly and annual financial statements, and holds periodic meetings separately with management, the internal auditor, and the independent registered public accounting firm. In fiscal year 2011, the committee met 10 times.

        The board of directors has determined that Mr. Edwab, Mr. Egan, Mr. Lipschitz and Mr. Moneypenny are "audit committee financial experts" for purposes of the SEC's rules adopted pursuant to the Sarbanes-Oxley Act of 2002. The board of directors has determined that Mr. Edwab, Mr. Egan, Mr. Lipschitz, Mr. Moneypenny and Mr. Reiner are independent members of the board of directors and the audit committee in accordance with the independence requirements of the New York Stock Exchange and Exchange Act Rule 10A-3.

 The Compensation Committee

        Under the terms of its charter, the compensation committee is directly responsible for assisting the board of directors in its oversight of compensation for the Company's senior management, compensation for the board of directors, evaluation and succession planning for the Chief Executive Officer and related matters. The committee has sole authority to retain and terminate any executive compensation consultants engaged to provide advice to the committee related to its responsibilities, including the sole authority to approve such consultants' fees and other retention terms. The committee also has the authority to retain other professional advisors, when necessary or appropriate. In fiscal year 2011, the compensation committee met 13 times.

The Nomination and Governance Committee

        Under the terms of its charter, the nomination and governance committee is responsible for assisting the board of directors in its oversight of board composition, corporate governance policies and practices, ethics and related matters. It also assists the board of directors in fulfilling its responsibilities relating to the Company's compliance procedure for the code of business conduct. In fiscal year 2011, the nomination and governance committee held five meetings.

        The nomination and governance committee periodically reviews the appropriate size of the board of directors, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the board of directors. In evaluating and determining whether to recommend a candidate to the board of directors, the committee reviews the appropriate skills and characteristics required of board members in the context of the background of existing members and in light of the perceived needs for the future development of the Company's business, including issues of diversity and experience in different substantive areas, such as retail operations, marketing, technology, distribution, real estate and finance. Furthermore, although there is no formal policy concerning diversity considerations, the nomination and governance committee does consider diversity with respect to gender, ethnicity and age, as well as diversity of viewpoint, skills and experience in determining the appropriate composition of the board of directors and identifying director nominees. Candidates may come to the attention of the committee from a variety of sources, including current board members, stockholders, management, and search firms. The committee has the sole authority to retain and terminate any search firm used to identify candidates for the board of directors, including the sole authority to approve such firm's fees and other retention terms. The committee also has the authority to retain other professional advisors, when necessary or appropriate. All candidates are reviewed in the same manner regardless of the source of the recommendation. See "STOCKHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING" for procedures describing how a stockholder can submit a proposal to the board of directors.

2011 Director Compensation

        During fiscal year 2011, the compensation committee engaged Hay Group to evaluate the Company's director compensation, including the compensation of the non-executive chair of the board of directors, compared to a peer group of companies. As a result, the board of directors approved a compensation package for the board of directors and the non-executive chair of the board of directors for the board term that commenced June 23, 2011 which was consistent with the compensation approved in fiscal year 2010. The annual retainer for each director was $40,000 ($150,000 for the non-executive chair of the board of directors) and for each meeting of the board of directors, beyond four quarterly meetings, directors were paid a fee of $1,500 for attending in person and $500 for attending telephonically. The annual retainer for service as the chair of a committee was as follows: $20,000 for the audit committee; $10,000 for the compensation committee; and $9,000 for the nomination and governance committee. For each committee meeting, directors were paid a fee of $1,500 for attending in person and $500 for attending telephonically. However, the chair of the audit committee was not paid a meeting fee for four quarterly meetings of the audit committee; the chair of the compensation committee was not paid a meeting fee for four quarterly meetings of the compensation committee; and the chair of the nomination and governance committee was not paid a meeting fee for two bi-annual meetings of the nomination and governance committee. For the board term that will commence June 21, 2012, upon the recommendation of the compensation committee, the board of directors unanimously approved a compensation package for the board of directors and the non-executive chair of the board of directors that results in a ten percent (10%) reduction in the annual retainer for each director and the non-executive chair of the board of directors as a result of the Company's net loss in fiscal year 2011. The fees to be paid for attendance at board and committee meetings, as well as the retainer for service as the chair of a committee, is consistent with the compensation approved in fiscal year 2011. In addition, members of the board of directors receive an annual share-based award with a fair market value of $60,000 ($150,000 for the non-executive chair of the board of directors) on the date of grant, which was June 22, 2011 for this past fiscal year. The annual share-based award to directors is typically restricted stock that vests on the one-year anniversary of the grant date. New board members are issued a share-based award, typically restricted stock, upon the effective date of their appointment to the board of directors, which vests ratably over a three-year period. The fair market value of a share-based award to a new member of the board of directors is determined by pro-rating the fair market value of the annual share-based award to current directors ($60,000) based on the remaining regularly-scheduled quarterly meetings of the board of directors in the then-current board term as of the date of election of the new board member. Effective March 13, 2012, upon the recommendation of the compensation committee, in consultation with Hay Group, the board of directors approved security ownership guidelines that require independent directors to own any form of vested and/or unvested equity of the Company having a fair market value of at least $80,000 at all times subsequent to the fourth anniversary of the director's appointment to the Company's board of directors. Mr. Howard, Mr. Perkal and Mr. Scott did not receive compensation for their services as non-independent members of the Company's board of directors. Board members are reimbursed for reasonable travel expenses for in-person attendance at board of directors and committee meetings.

        The following table summarizes the principal components of fiscal year 2011 compensation for the Company's board of directors. The compensation set forth below fully reflects compensation for services performed as a member of the Company's board of directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Bodil M. Arlander	50,000	60,000	—	—	—	—	110,000
Jill Beraud	60,500	75,000	—	—	—	—	135,500
David H. Edwab	59,000	60,000	—	—	—	—	119,000
Louis Lipschitz	69,500	60,000	—	—	—	—	129,500
Edward W. Moneypenny	51,500	60,000	—	—	—	—	111,500
Grace Nichols	175,000	150,000	—	—	—	—	325,000
Michelle Pearlman	56,000	75,000	—	—	—	—	131,000
Arthur E. Reiner	73,000	60,000	—	—	—	—	133,000
Edmond S. Thomas	30,500	45,000	—	—	—	—	75,500

(1)
Represents the aggregate grant date fair value of equity awards granted in the specified fiscal year as calculated pursuant to Financial Accounting Standards Board ("FASB") Accounting Standards Codification Topic 718, "Compensation—Stock Compensation" ("ASC 718"), excluding any estimate for forfeitures. The fair value of restricted stock is based on the closing stock price of an unrestricted share of the Company's common stock on the grant date.

          The following table provides information relating to outstanding equity awards held by the non-management directors at fiscal year end, January 28, 2012.

	Option Awards		Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Shares of Stock That Have Not Vested (#)
Bodil M. Arlander	—	—	13,544
Jill Beraud	—	—	16,090
David H. Edwab	—	—	13,544
Louis Lipschitz	10,000	—	13,544
Edward W. Moneypenny	10,000	—	13,544
Grace Nichols	10,000	—	33,860
Michelle Pearlman	—	—	16,090
Arthur E. Reiner	—	—	13,544
Edmond S. Thomas	—	—	17,647

CORPORATE GOVERNANCE

Board Committee Charters

          The charters for the Company's audit committee, compensation committee, and nomination and governance committee are available free of charge on the Company's website at http://www.nyandcompany.com.

Corporate Governance Guidelines

          The board of directors of the Company adopted the corporate governance guidelines to assist in the exercise of its responsibilities. The Company's corporate governance guidelines are available free of charge on the Company's website at http://www.nyandcompany.com.

Code of Business Conduct

          The Company has a code of business conduct that applies to all Company associates, including its principal executive officer, principal financial officer and principal accounting officer, as well as members of the board of directors. In addition, the Company has a code of conduct for principal executive officers and key financial associates, which is supplemental to the code of business conduct. The code of business conduct and the code of conduct for principal executive officers and key financial associates are available free of charge on the Company's website at http://www.nyandcompany.com. Any updates or amendments to these guidelines, and any waiver that applies to a director or executive officer, will also be posted on the website.

 Stockholder Communications with the Board of Directors

          Stockholders and other interested parties may contact the board of directors, the presiding director, or the non-management directors as a group (c/o the Chair of the Nomination and Governance Committee) at the following address:

    Board of Directors or
    Chair of the Nomination and Governance Committee
    New York & Company
    450 West 33rd Street
    5th Floor
    New York, NY 10001

        Communications regarding accounting, internal accounting controls or auditing matters may also be reported to the Company's board of directors using the above address or through the Company's Ethics Hotline. Information about how to contact the board of directors and the Ethics Hotline is also available on the Company's website at http://www.nyandcompany.com.

ITEM 2—Ratification of Independent Registered Public Accounting Firm

        The board of directors, upon the recommendation of its audit committee, has ratified the selection of Ernst & Young LLP to serve as the Company's independent registered public accounting firm for fiscal year 2012, subject to ratification by the Company's stockholders.

        Representatives of Ernst & Young LLP are expected to be present at the Meeting and available to respond to appropriate questions. They also will have the opportunity to make a statement if they desire to do so.

        The Company is asking its stockholders to ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm. Although ratification is not required by the Company's by-laws or otherwise, the board of directors is submitting the selection of Ernst & Young LLP to the Company's stockholders for ratification because the Company values its stockholders' views on the Company's independent registered public accounting firm and as a matter of good corporate practice. In the event that the Company's stockholders fail to ratify the selection, it will be considered as a direction to the board of directors and the audit committee to consider the selection of a different firm. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm, subject to ratification by the board of directors, at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

        The board of directors unanimously recommends a vote FOR the ratification of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2012.

 Audit and Non-Audit Fees

        The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company's annual financial statements for fiscal year 2011 and fiscal year 2010, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	Fiscal Year 2011	Fiscal Year 2010
Audit fees(1)	$636,000	$600,000
Audit-related fees(2)	14,000	—
Tax fees(3)	175,000	186,000
All other fees(4)	—	2,172

Total	$825,000	$788,172

(1)
Audit work performed in connection with the annual financial statements and the effectiveness of the Company's internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, the reviews of unaudited quarterly financial statements, and work generally only the independent registered public accounting firm can reasonably provide, such as consents and review of documents filed with the SEC.

(2)
Assurance and related services that are reasonably related to the performance of the audit of the Company's fiscal year 2011 annual financial statements.

(3)
Professional services related to tax compliance and reporting, including federal, state and local income tax returns, and supporting other tax-related regulatory requirements.

(4)
Represents the annual charge for a web-based accounting research tool used in fiscal year 2010.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

        Consistent with SEC policies regarding auditor independence, the audit committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the audit committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

        Prior to engagement of the independent registered public accounting firm for the next year's audit, management will submit a list of services and related fees expected to be rendered during that year within each of four categories of services to the audit committee for approval: (i) audit, (ii) audit-related, (iii) tax and (iv) other services.

        The fees are budgeted and the audit committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm.

        The audit committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.

 Audit Committee Report

        In accordance with its written charter adopted by the board of directors, the audit committee assists the board of directors in fulfilling its oversight responsibilities with respect to the accounting and financial reporting processes of the Company, including its internal control over financial reporting. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control. The Company's independent registered public accounting firm, Ernst & Young LLP, is responsible for auditing the financial statements and expressing an opinion as to their conformity with generally accepted accounting principles, reviewing the unaudited quarterly financial statements and auditing and expressing an opinion on the effectiveness of the Company's internal control over financial reporting.

        During fiscal year 2011, the audit committee met and held discussions with management and the independent registered public accounting firm and independently as a committee. Management represented to the audit committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements as of and for the year ended January 28, 2012 with management and the independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addition, the audit committee reviewed and discussed with management and the Company's independent registered public accounting firm both management's annual report on internal control over financial reporting and the report of the independent registered public accounting firm thereto. The audit committee discussed with the independent registered public accounting firm all matters required to be discussed by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

        In addition, the audit committee has discussed with the independent registered public accounting firm the auditor's independence from the Company and its management, including the matters in the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP's communications with the audit committee concerning independence. The audit committee also has considered whether the independent registered public accounting firm's provision of non-audit services to the Company is compatible with the auditor's independence. The audit committee has concluded that the independent registered public accounting firm, Ernst & Young LLP, is independent from the Company and its management.

        The audit committee discussed with the Company's independent registered public accounting firm the overall scope and plans for its integrated audit of the Company's financial statements and internal control over financial reporting. In addition, the audit committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

        In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended January 28, 2012, for filing with the Securities and Exchange Commission. The audit committee has selected, and the board of directors has ratified as the Company's independent registered public accounting firm, Ernst & Young LLP.

Louis Lipschitz (Chair)
David H. Edwab
James O. Egan
Edward W. Moneypenny
Arthur E. Reiner

EXECUTIVE OFFICERS

        The following table sets forth the name, age and principal position of each of the Company's executive officers:

Name	Age	Position
Gregory J. Scott	49	Chief Executive Officer and Director
Sheamus Toal	42	Executive Vice President, Chief Financial Officer
Faeth Bradley	41	Executive Vice President, Human Resources
Eran Cohen	50	Executive Vice President, Chief Marketing Officer
Kevin L. Finnegan	59	Executive Vice President, Global Sales
Ryan A. Schreiber	42	Vice President, General Counsel

        See the table under "Nominees for Director" for the past business experience of Gregory J. Scott.

        Sheamus Toal was named Executive Vice President, Chief Financial Officer in October 2008. Mr. Toal previously served as Executive Vice President, Chief Accounting Officer of the Company since April 2008 and had served as the Company's Senior Vice President, Chief Accounting Officer since 2007. Mr. Toal has also served as the Company's Vice President, Controller and Treasurer and has been designated as its Principal Accounting Officer since 2004. Prior to his employment with the Company, Mr. Toal was Vice President and Controller of Footstar, Inc. (a specialty retailer) from 2002 to 2004 and was its Controller from 2001 to 2002. Prior to that, Mr. Toal served in a variety of senior financial management positions with Standard Motor Products, Inc. from 1997 to 2001. Mr. Toal began his career with KPMG LLP where he served in various roles, including a management level position within KPMG's Manufacturing, Retail and Distribution Group. Mr. Toal holds a B.S. in Accounting from St. John's University. Mr. Toal is a Certified Public Accountant in the state of New York.

        Faeth Bradley was named Executive Vice President, Human Resources in December 2011. From January 2004 to December 2011, Ms. Bradley served as Division Vice President, Human Resources at Coach, a specialty retailer of modern classic American accessories. Ms. Bradley's prior professional experience includes various Human Resources leadership roles for Sallie Mae, XO Communications and Alcatel. Ms. Bradley started her career at Freddie Mac. Ms. Bradley has more than 20 years of experience in Human Resources and holds a M.S. from Virginia Tech and a bachelor's degree from George Mason University.

        Eran Cohen was named Executive Vice President, Chief Marketing Officer in October 2010. Most recently, Mr. Cohen served as Senior Vice President—Chief Marketing Officer of Payless ShoeSource Division since March 2006. Prior to that he served as Division Senior Vice President—Marketing from 2005 to 2006. He joined Payless ShoeSource in 2003 as VP Brand Marketing and later assumed the role of VP Creative. Prior to Payless, Mr. Cohen worked at Gap Inc. as Senior Director of Adult Global Marketing from 2001 to 2003. While at Gap, he was responsible for brand management for all adult marketing efforts. From 1996 to 2001, Mr. Cohen served in various positions within the Old Navy Corporation, including Senior Director of In-Store Marketing, DMM-Women's Division, DMM-Non-Apparel Division, and Merchandise Manager of Footwear. From 1987 to 1996, he worked at Esprit de Corp. in a number of positions each with increased responsibility, including President of the Footwear and Accessories Division—Asia. Mr. Cohen studied at the Colorado School of Mines and pursued a bachelor's degree in geological engineering and mineral economics.

        Kevin L. Finnegan was named Executive Vice President, Global Sales in April 2009, after holding the position of Executive Vice President, National Sales & Global Business Leader since June 2008. Mr. Finnegan joined New York & Company, Inc. in 2001 as Executive Vice President, National Sales Leader. Prior to that, Mr. Finnegan was employed with the Gap, Inc. for 10 years and also worked at Saks, Inc. Mr. Finnegan is a graduate of Fordham University.

        Ryan A. Schreiber was named Vice President, General Counsel in April 2007. Mr. Schreiber joined the Company in 2004 as Real Estate Counsel and also served as Corporate & Real Estate Counsel prior to becoming General Counsel to the Company. Prior to joining the Company, Mr. Schreiber was Counsel to The Children's Place Retail Stores, Inc. from 1999 to 2004, and Assistant Counsel to Party City Corporation from 1998 to 1999. Prior to that, Mr. Schreiber was an attorney in the commercial real estate and litigation departments of Farer Siegal Fersko, P.A., and also served as Associate Corporate Counsel to Petrie Retail, Inc. Throughout his career, Mr. Schreiber has overseen legal matters in real estate and contracts, litigation, corporate and securities, intellectual property, employment and labor relations, and social and regulatory compliance. Mr. Schreiber received his bachelor's degree from the University of Michigan and earned his law degree from Hofstra University.

  Mr. Crystal's Retirement and Succession Plan

        On February 1, 2011, the Company announced the promotion of Gregory J. Scott, President, to the role of Chief Executive Officer effective February 12, 2011 upon the retirement of Richard P. Crystal as the Company's Chairman and Chief Executive Officer. Effective February 12, 2011, Mr. Crystal was no longer employed by the Company, nor was he a member of its board of directors.

        Mr. Crystal had served as President and Chief Executive Officer since 1996 and became Chairman in 2004, retiring from the Company in February 2011. Previously, Mr. Crystal had a 20 year career at R.H. Macy/Federated, including a variety of senior management positions, culminating in his serving as Chairman and Chief Executive Officer, Product Development and Specialty Retail (Aéropostale, Inc.). Mr. Crystal began his career in retailing at Stern's. He has over 30 years of experience in the retail industry more than 20 of which are in specialty retail. Mr. Crystal holds a B.A. in history from New York University. He currently serves on the board of directors of the publicly-traded company Finish Line, Inc.

 SECURITIES OWNERSHIP OF OFFICERS, DIRECTORS AND OWNERS OF 5%
OR MORE OF THE COMPANY'S COMMON STOCK

        The following table sets forth information known to the Company with respect to the beneficial ownership of its common stock as of April 27, 2012. The table reflects the beneficial ownership by (i) each stockholder known by the Company to own beneficially more than 5% of its common stock, (ii) each executive officer listed in the Summary Compensation Table, (iii) each of its directors, and (iv) all of its directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC. Such rules provide that in calculating the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after April 27, 2012 are deemed to be outstanding.

Name of beneficial owner	Amount and nature of beneficial ownership(1)		Percent of class(1)
Gregory J. Scott	725,000	(2)	1.15%
Richard P. Crystal	1,313,866	(3)	2.11%
Sheamus Toal	233,433	(4)	*
Faeth Bradley	100,000	(5)	*
Eran Cohen	130,000	(6)	*
Kevin L. Finnegan	279,591	(7)	*
Ryan A. Schreiber	8,622	(8)	*
Bodil M. Arlander	49,115	(9)	*
Jill Beraud	16,090	(10)	*
David H. Edwab	128,468	(11)	*
James O. Egan	8,596	(12)	*
John D. Howard	31,618,972	(13)	50.68%
Louis Lipschitz	41,571	(14)	*
Edward W. Moneypenny	66,115	(15)	*
Grace Nichols	151,638	(16)	*
Michelle Pearlman	16,090	(17)	*
Richard L. Perkal	—	(18)	*
Arthur E. Reiner	123,544	(19)	*
Edmond S. Thomas	17,647	(20)	*
IPC/NYCG LLC	31,618,972	(13)	50.68%
All directors and executive officers as a group (19 persons)	35,028,358		55.49%

*
Less than 1%.

(1)
For purposes of this table, information as to the percentage of shares beneficially owned is calculated based on 62,392,255 shares of common stock outstanding on April 27, 2012. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to its knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise noted, the address of each beneficial owner is 450 W. 33rd Street, 5th Floor, New York, New York, 10001.

(2)
Gregory J. Scott—Includes 425,000 vested stock appreciation rights ("SARs") and 300,000 shares of restricted stock, of which 200,000 shares are subject to performance conditions. Each SAR represents the right to receive a payment measured by the increase in the fair market value of one share of common stock from the date of grant of the SAR to the date of exercise of the SAR. Upon exercise the SARs will be settled in stock.

(3)
Richard P. Crystal—Includes 1,313,866 shares of common stock.

(4)
Sheamus Toal—Includes 110,500 shares of restricted stock and 122,933 shares of common stock issuable upon exercise of options.

(5)
Faeth Bradley—Includes 100,000 shares of restricted stock.

(6)
Eran Cohen—Includes 100,000 shares of vested SARs and 30,000 shares of restricted stock. Each SAR represents the right to receive a payment measured by the increase in the fair market value of one share of common stock from the date of grant of the SAR to the date of exercise of the SAR. Upon exercise the SARs will be settled in stock.

(7)
Kevin L. Finnegan—Includes 133,172 shares of common stock, 95,000 shares of restricted stock and 51,419 shares of common stock issuable upon exercise of options.

(8)
Ryan A. Schreiber—Includes 8,622 shares of common stock issuable upon exercise of options.

(9)
Bodil M. Arlander—Includes 35,571 shares of common stock and 13,544 shares of restricted stock.

(10)
Jill Beraud—Includes 16,090 shares of restricted stock.

(11)
David H. Edwab—Includes 114,924 shares of common stock and 13,544 shares of restricted stock.

(12)
James O. Egan—Includes 8,596 shares of restricted stock.

(13)
John D. Howard—John D. Howard is employed by Irving Place Capital., a broker/dealer. Mr. Howard, by virtue of his status as the sole member of JDH Management, LLC, and Irving Place Capital ("IPC"), may be deemed to share beneficial ownership of shares owned of record by IPC and IPC/NYCG LLC. Mr. Howard and IPC share investment and voting power with respect to shares owned by IPC and IPC/NYCG LLC, but disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein. IPC/NYCG LLC is an affiliate of, and is controlled by, IPC, a broker/dealer. IPC/NYCG LLC acquired its shares of common stock for resale in the original acquisition transaction with Limited Brands on November 27, 2002. The business address for Mr. Howard and each of the entities identified in this footnote is 277 Park Avenue—39th Floor, New York, New York 10172.

(14)
Louis Lipschitz—Includes 31,571 shares of common stock and 10,000 shares of common stock issuable upon exercise of options. Does not include 13,544 deferred stock units.

(15)
Edward W. Moneypenny—Includes 42,571 shares of common stock, 13,544 shares of restricted stock and 10,000 shares of common stock issuable upon exercise of options.

(16)
Grace Nichols—Includes 107,778 shares of common stock, 33,860 shares of restricted stock and 10,000 shares of common stock issuable upon exercise of options.

(17)
Michelle Pearlman—Includes 16,090 shares of restricted stock.

(18)
Richard L. Perkal—Mr. Perkal is employed by Irving Place Capital., a broker/dealer. His address is 277 Park Avenue—39th Floor, New York, New York, 10172.

(19)
Arthur E. Reiner—Includes 100,000 shares of common stock and 13,544 shares of restricted stock. Also includes 500 shares, 4,750 shares, and 4,750 shares, indirectly beneficially owned by the Arthur Reiner Revocable Trust, the Deborah Reiner 2003 Trust, and the Melissa Greener 2003 Trust, respectively. Mr. Reiner disclaims beneficial ownership of the shares owned by these Trusts, except to the extent of his pecuniary interest therein.

(20)
Edmond S. Thomas—Includes 17,647 shares of restricted stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent (10%) of the New York & Company outstanding common stock, to file with the SEC an initial report of ownership and report changes in ownership of common stock. Based on the Company's records and other information, the Company believes that during the fiscal year ended January 28, 2012 the Company's directors and executive officers met all applicable filing requirements.

COMPENSATION COMMITTEE REPORT

        The compensation committee has reviewed and discussed with management the disclosures contained in the "Compensation Discussion and Analysis" section of this Proxy Statement. Based upon this review and its discussions, the compensation committee has recommended to the Company's board of directors that the "Compensation Discussion and Analysis" section be included in the Company's 2012 Proxy Statement.

Arthur E. Reiner (Chair)
Bodil M. Arlander
Jill Beraud
Grace Nichols

EXECUTIVE COMPENSATION

        The purpose of the "EXECUTIVE COMPENSATION" section of this Proxy Statement is to present clear and concise disclosure of all plan and non-plan compensation awarded to, earned by, or paid to the "named executive officers," defined as: (i) any person who served as the Company's Chief Executive Officer during fiscal year 2011; (ii) the Company's Chief Financial Officer during fiscal year 2011; (iii) the three most highly compensated executive officers other than the Chief Executive Officer and the Chief Financial Officer who were serving as executive officers as of January 28, 2012, the end of fiscal year 2011; and (iv) up to two additional individuals whom would have been one of the three most highly compensated executive officers other than the Chief Executive Officer or Chief Financial Officer, but were not serving as an executive officer at January 28, 2012.

        As previously disclosed, Mr. Scott was appointed President of the Company effective June 1, 2010 as part of the board of directors' leadership succession planning for Mr. Crystal's retirement as Chairman and Chief Executive Officer of the Company on February 11, 2011. Mr. Scott was appointed Chief Executive Officer of the Company on February 12, 2011. Therefore, the named executive officers of the Company as of January 28, 2012 are Mr. Scott, Mr. Toal, Ms. Bradley, Mr. Cohen, Mr. Finnegan, and Mr. Crystal, as a result of him serving as the Company's Chief Executive Officer for the first two weeks of fiscal year 2011.

 Compensation Discussion and Analysis

Compensation Philosophy

        The executive compensation program of the Company has been designed to motivate, reward, attract, and retain the management deemed essential to the success of the Company. The program seeks to align executive compensation with Company objectives, business strategy, and financial performance. In applying these principles, the Company seeks to:

  •
  Align pay and performance—Provide the majority of executives' compensation opportunity through short and long-term incentive compensation based on the achievement of the Company's business strategy and long-term growth initiatives;

  •
  Drive strong business results—Support the Company's business goals of fostering profitable growth and increasing stockholder value;

  •
  Focus on long-term stockholder return—Align the interests of executives and stockholders through the use of equity compensation;

  •
  Support teamwork—Promote alignment and collaboration across corporate functions by rewarding team performance and ensuring that the Company's executives share in the success they create; and

  •
  Attract strong talent—Attract, retain and motivate high-performing executives.

        At last year's Annual Meeting of Stockholders, the votes cast in favor of the Company's fiscal year 2010 executive compensation constituted over 81% of the total number of votes cast on the advisory "Say-on-Pay" proposal, and the Company's stockholders voted to have the Company hold an advisory vote on executive compensation every three years. The Company considers these votes to indicate strong approval of its compensation philosophy. As such, the Company has maintained the same philosophy and has continued to apply the principles described above in designing and implementing the Company's compensation programs for fiscal year 2011.

Executive Summary of Fiscal Year 2011

        As previously disclosed, Mr. Scott was promoted to Chief Executive Officer on February 12, 2011. This was Mr. Scott's and his new senior management team's first full fiscal year with the Company. As anticipated, fiscal year 2011 was an important transition year for the Company, which brought context and perspective to the Company's strategies and allowed the Company to lay the groundwork for a strong future. The Company gained valuable insight about its customer, her lifestyle needs and what drives her purchasing decisions in terms of merchandise, fashion, price points and promotions. The following are key accomplishments for the Company during fiscal year 2011:

  •
  Successfully implemented a strategy to reduce depth on key items in order to broaden the Company's assortment and introduce more fashion into the assortment, more frequently;

  •
  Strong customer acceptance to the Company's elevated Wear-to-Work assortment, its brand platform; and

  •
  Continued success with the Company's multi-channel strategy. In fiscal year 2011, eCommerce sales represented 7% of total net sales and Outlet store sales increased to approximately 5% of total net sales. This compares to 5% and 3%, respectively, in fiscal year 2010.

 Executive Summary of Fiscal Year 2011 Compensation

        During fiscal year 2011, under the direction of the compensation committee (the "committee"), the following key decisions related to executive compensation were made:

  •
  Peer Group Review.    With the assistance of the committee's independent consultant, Hay Group, the committee reviewed the peer group used for compensation benchmarking to ensure it is comprised of an appropriate comparator group of fashion retailers.

  •
  Base Salary.    Considering the Company's net loss in fiscal year 2010, the members of senior management did not receive salary increases with their annual performance reviews during the first quarter of fiscal year 2011. However, the committee, in consultation with Hay Group, approved an increase to Mr. Scott's base salary in connection with his promotion to Chief Executive Officer, as described below.

  •
  Incentive Compensation.    Due to the Company's operating results, executive officers did not earn bonuses under the Company's Incentive Compensation Plan (the "IC Plan") during fiscal year 2011. Mr. Scott was paid his target bonus for the spring 2011 bonus period pursuant to his offer of employment with the Company.

  •
  Share-based Awards.    During fiscal year 2011, the committee approved grants of stock appreciation rights ("SARs") and restricted stock to executive officers that cliff vest on the third anniversary of the grant date. The SARs, which are similar to stock options, will only provide value to executives if the stock price appreciates over the expected term of the award. While the Company does not ordinarily impose holding requirements on awards to its executive officers subsequent to such awards vesting, the Company believes that a three-year cliff vesting period provides an inherent holding requirement.

  •
  Benefits & Perquisites.    Benefits provided to executive officers are generally consistent with what the Company offers all of its employees. The Company offers limited perquisites for its executive officers.

Chief Executive Officer

        In connection with Mr. Scott's promotion to Chief Executive Officer on February 12, 2011, the committee reviewed compensation trends for Chief Executive Officers among the Company's peer group and considering the competition for key personnel in the retail industry, the committee, in consultation with Hay Group, approved a 6.7% increase in Mr. Scott's base salary to $800,000 (which is below the 25th percentile of peer pay practices) effective August 1, 2011. In addition, the committee approved an increase in Mr. Scott's target bonus percentage under the Company's IC Plan (currently 110% of his base salary), an award of 200,000 performance-based restricted shares and an award of 200,000 SARs.

        The performance-based restricted stock granted to Mr. Scott upon his promotion to Chief Executive Officer vest on the third anniversary of the grant date (February 15, 2011), subject to the Company achieving minimum, target and maximum operating income levels, and continued employment with the Company. The minimum threshold and maximum goal are 80% and 110%, respectively, of the operating income target. If operating income falls below the minimum threshold, all of the restricted shares will be forfeited. If the operating income achieved is between the minimum threshold and the target goal, Mr. Scott will receive between 20,000 and 100,000 shares of common stock. If the operating income achieved is between the target and maximum goals, Mr. Scott will receive between 100,000 and 200,000 shares of common stock. The SARs granted to Mr. Scott upon his promotion to Chief Executive Officer become exercisable in four equal annual installments on the following dates: 50,000 SARs on February 15, 2012; 50,000 SARs on February 15, 2013; 50,000 SARs on February 15, 2014; and 50,000 SARs on February 15, 2015.

        The remainder of this Compensation Discussion and Analysis discusses the following key compensation topics:

  •
  Establishing Compensation

  •
  Compensation Benchmarking and Consultants

  •
  Compensation Components, including Base Salary, Incentive Compensation, Share-based Payments and Other Compensation

  •
  Allocation of Compensation Components

  •
  Employment Agreements—Termination, Change in Control and Non-Compete/Non-Solicitation Arrangements

  •
  Accounting and Tax Treatment

Establishing Compensation

        The board of directors has delegated authority to its compensation committee with respect to the Company's overall compensation policy for senior management, including authority to establish the annual salary and incentive compensation targets, including cash bonuses and share-based awards, for the Chief Executive Officer and the Chief Financial Officer, and to approve the compensation structure for the other executive officers of the Company based upon their review of the Chief Executive Officer's recommendations.

        Twice each year, the Chief Executive Officer evaluates the performance of the other executive officers against their established goals and objectives. Annually, the Chief Executive Officer uses the results of these evaluations, in partnership with the Executive Vice President of Human Resources, to determine compensation packages for the other executive officers to be recommended for approval by the committee. The committee meets in executive session annually, typically in March, to evaluate the recommended compensation for the executive officers, and to establish their base salaries, cash incentive compensation, and share-based incentive compensation to be effective in the first fiscal quarter of the current year. The Chief Executive Officer and/or Executive Vice President of Human Resources may request a meeting with the committee at an interim date to review the compensation package of an executive officer in the event of organizational or responsibility changes, retention risks or new hires that occur during the year.

        In determining compensation components and levels, the committee considers the scope of the executive's responsibility; the Company's overall performance; the executive's overall performance and future potential; the cash, equity and total compensation paid by competitors to employees in comparable positions; and the executive's past earnings and earning potential resulting from previously acquired common stock and share-based incentives.

Compensation Benchmarking and Consultants

        The committee believes that information regarding pay practices at other companies is useful in two respects. First, the committee recognizes that its compensation practices must be competitive in the marketplace in order to attract and retain executives. Second, this marketplace information, among the other aforementioned factors, is considered by the committee to assess the reasonableness of compensation.

        The committee engaged Hay Group for consultation services to assist in the review of the Company's compensation practices and programs for fiscal year 2011. Hay Group provided the committee with survey benchmarks and peer group benchmarks, where available, for annual cash compensation and share-based compensation paid to executive officers and directors. In addition, Hay

Group provided an overview of executive officer compensation trends in the retail industry and among a peer group of companies. The survey benchmarks were selected from Hay Group's proprietary Retail Survey.

        The Company supplements the survey benchmarks with peer group benchmarks, where available. The peer companies selected generally meet one or more of the following criteria: apparel retailers that compete for the Company's talent, have similarly sized stores, are multi-state operations, are similar in size with revenues ranging from approximately one-half of to two times the Company's revenues, and/or have the same or similar customer bases. While the Company strives to maintain consistency in the peer group to enhance credibility of the comparisons, the composition of the group is reviewed annually to ensure that changes in the competitive landscape and the peers' businesses are considered. The peer group companies used in this year's review were:

• Aéropostale, Inc.	• Christopher & Banks Corporation
• American Eagle Outfitters, Inc.	• Coldwater Creek, Inc.
• Ann Taylor Stores Corporation	• Destination Maternity Corporation
• Ascena Retail Group, Inc.	• Guess?, Inc.
• The Cato Corporation	• Jos. A Bank Clothiers, Inc.
• Charming Shoppes, Inc.	• The Men's Wearhouse, Inc.
• Chico's FAS, Inc.	• The Talbots, Inc.
• The Children's Place Retail Stores, Inc.

        The Company uses this information and the information regarding compensation practices at other companies to assist in determining an overall compensation level, including mix of compensation types, that it deems competitive and appropriate. The Company generally targets cash compensation for executive officers, including base salary and cash incentive compensation, to be at approximately the 50th percentile of total cash compensation of their peers. This percentile varies among executive officers and may be above or below the target depending on the factors discussed above regarding the determination of compensation components and compensation levels for executive officers, as well as to ensure the retention of key executives in the highly competitive retail market.

Compensation Components

        The Company's executive officer compensation includes both short-term and long-term components. Short-term compensation consists of an executive officer's annual base salary and annual cash incentive compensation. Long-term compensation may include grants of stock options, restricted stock, stock appreciation rights or other share-based incentives and cash incentive compensation established by the Company, as determined by the board of directors. The components of executive compensation are explained in more detail below:

        Annual Base Salary.    The committee determines base salaries for executives and periodically reviews the base salaries of its executive officers and approves adjustments, as appropriate, based on the factors discussed above. Considering the Company's net loss in fiscal year 2010, the members of senior management did not receive salary increases in connection with their annual performance reviews during the first quarter of fiscal year 2011. For the amount of base salary earned by each named executive officer during fiscal year 2011, refer to the "Summary Compensation Table" in this Proxy Statement.

        Incentive Compensation Plan.    The Company's IC Plan provides its senior management with bonuses linked to the seasonal financial results of the business. Compensation earned under the IC Plan will generally be paid in cash; however, the committee may in its discretion grant equity based awards under any of the Company's existing equity incentive plans, and on such terms as are determined by the committee. Target spring, fall and full year bonus levels are established for each executive participating in the program (as a percentage of base salary) with a target bonus attained if the Company achieves the target operating income goals approved by the committee for the spring, fall and full year bonus periods. Target bonuses in fiscal year 2011 were allocated between spring, fall and full year bonus periods at 25%, 25% and 50%, respectively. The target bonuses are set based on each executive's scope of responsibility and impact on the performance of the Company. Each fiscal year the committee approves minimum, target and maximum operating income goals that provide executives with the incentive to drive increases in net sales and gross margin, to control expenses and increase stockholder value. If operating income falls below the minimum threshold, no incentive compensation is paid. If the operating income achieved is between the minimum threshold and the target goal, executives can earn between 20% and 100% of their target bonus. If the operating income achieved is between the target and the maximum goals, executives can earn between 100% and 200% of their target bonus.

        When considering what the minimum, target and maximum operating income (loss) goals should be for fiscal year 2011, the committee considered the Company's fiscal year 2010 actual operating results, the continued uncertainty in the macroeconomic environment and its effect on consumers' spending on the Company's merchandise, and the Company's strategies for improving operating results in the future and the planned timing of the execution of such strategies.

        For fiscal year 2011, the committee approved the following minimum, target and maximum operating income (loss) goals:

(Amounts in thousands)	Minimum	Target	Maximum
Spring 2011	$(10,000)	$—	$8,000
Fall 2011	$9,000	$11,000	$15,000
Full Year 2011	$—	$2,000	$12,500

        For fiscal year 2011, the Company's actual operating loss by bonus period is as follows:

(Amounts in thousands)	Operating loss
Spring 2011	$(18,713)
Fall 2011	$(16,857)
Full Year 2011	$(35,570)

        As a result of the actual operating losses, Mr. Toal, Mr. Cohen and Mr. Finnegan did not earn any bonuses under the Company's IC Plan during fiscal year 2011. In connection with Mr. Scott's appointment as President of the Company in June 2010, his fall 2010, full year 2010 and spring 2011 bonuses under the Company's IC Plan were guaranteed by the Company to be no less than 100% of his target bonus for each respective bonus period, and as such, Mr. Scott received a $210,000 payment for the spring 2011 bonus period. Mr. Scott did not earn any bonuses under the IC Plan for the fall 2011 or full year 2011 bonus periods. Since Mr. Crystal retired on February 11, 2011 and Ms. Bradley did not commence her employment with the Company until December 27, 2011, they both were not eligible to participate in the Company's IC Plan during fiscal year 2011.

        The Company offers its senior management the ability to participate in the Company's Management Stock Purchase Plan ("MSPP"), which works in tandem with the IC Plan. The purpose of the MSPP is to encourage the Company's senior management to have more ownership of the

Company's stock, aligning senior management's interests with shareholders' interests, while increasing retention of key employees. The MSPP provides senior management with the opportunity to defer up to 25% of their bonus earned under the IC Plan each fiscal year in exchange for a grant of vested deferred stock units under the Company's Amended and Restated 2006 Long-Term Incentive Plan, as amended and restated on June 22, 2011 (the "Amended and Restated 2006 Plan"). The minimum deferral period is for three years. The Company will match, dollar-for-dollar, the amount of incentive compensation deferred with an additional grant of unvested deferred stock units. The matching unvested deferred stock units granted by the Company cliff vest on the third anniversary of the grant date, subject to continued employment with the Company. As discussed above, executive officers did not earn bonuses under the IC Plan during fiscal year 2011, and therefore there were no shares purchased through the MSPP during fiscal year 2011.

        Share-based Payment Awards.    The Company's board of directors and stockholders approved the 2006 Long-Term Incentive Plan (the "2006 Plan") on May 3, 2006, and June 21, 2006, respectively. On June 22, 2011, the Company's stockholders approved, among other matters, an amendment to the 2006 Plan to increase the number of shares reserved for issuance by 4,000,000 shares. The aggregate number of shares of the Company's common stock that may now be issued under the Amended and Restated 2006 Plan is 8,668,496 shares, and the maximum number of shares which may be used for awards other than stock options or SARs is 3,750,000 shares. These shares may be in whole or in part authorized and unissued or held by the Company as treasury shares.

        The Company's board of directors and stockholders approved the adoption of the 2002 Stock Option Plan on November 27, 2002 and approved the Amended and Restated 2002 Stock Option Plan (the "2002 Plan") to become effective on October 13, 2004. The 2002 Plan provides for the grant of either incentive stock options or non-qualified stock options. The shares to be issued upon the exercise of the options may be in whole or in part authorized and unissued shares or held by the Company as treasury shares. Upon stockholder approval of the 2006 Plan, the 2002 Plan ceased to be available for the grants of new incentive awards, other than awards granted wholly from shares returned to the 2002 Plan by forfeiture or expiration after May 5, 2006; all other new incentive awards are to be granted under the 2006 Plan. As of April 27, 2012, there were options to purchase 914,455 shares of the Company's common stock that have been or will be subject to forfeiture or expiration under the 2002 Plan and therefore are potentially available for issuance under the 2002 Plan.

        The principal purpose of both the 2002 Plan and the 2006 Plan (together, referred to herein as the "Plans") is to promote the long-term growth and profitability of the Company and its subsidiaries by (a) providing executive officers, as well as other key employees, non-employee directors of the Company, and consultants to the Company with incentives to maximize stockholder value and otherwise contribute to the success of the Company and (b) enabling the Company to attract, retain and reward the best available persons for positions of responsibility. Certain awards under both Plans may be conditioned on the Company achieving certain performance goals that are based on one or more performance measures including, among others: revenue growth, earnings per share, EBITDA, operating income, net income, return on equity, return on invested capital and return on net assets. The committee will determine the conditions at the time of the grant.

        The grant date for all share-based awards the Company issues is a date on or after the date the committee approves the terms of the award and, in the case of a new hire, on or after the new hire start date. The exercise price, if applicable, for all share-based awards is equal to the Company's closing stock price listed on the NYSE on their respective grant dates.

        Although senior management did not receive salary increases in connection with their annual performance reviews during the first quarter of fiscal year 2011, the committee approved share-based awards to be granted to the senior management team in an effort to promote the long-term growth and profitability of the Company, as well as retain and motivate the Company's senior management. The committee approved share-based awards to be granted to Mr. Scott in connection with his promotion to Chief Executive Officer. All awards granted to the named executive officers during fiscal year 2011 are as follows:

	Stock Appreciation Rights	Restricted Stock
Gregory J. Scott(1)	200,000	200,000
Richard P. Crystal	—	—
Sheamus Toal(2)	50,000	15,500
Faeth Bradley(3)	100,000	100,000
Eran Cohen	—	—
Kevin L. Finnegan(2)	40,000	7,500

(1)
Represents 200,000 shares of performance-based restricted stock that vest on the third anniversary of the grant date (February 15, 2011), subject to the Company achieving minimum, target and maximum operating income levels, and continued employment with the Company. The minimum threshold and maximum goal are 80% and 110%, respectively, of the operating income target. If operating income falls below the minimum threshold, all of the restricted shares will be forfeited. If the operating income achieved is between the minimum threshold and the target goal, Mr. Scott will receive between 20,000 and 100,000 shares of common stock. If the operating income achieved is between the target and maximum goals, Mr. Scott will receive between 100,000 and 200,000 shares of common stock.

Represents 200,000 SARs granted on February 15, 2011 that become exercisable in four equal annual installments on the following dates: 50,000 SARs on February 15, 2012; 50,000 SARs on February 15, 2013; 50,000 SARs on February 15, 2014; and 50,000 SARs on February 15, 2015.

(2)
Mr. Toal's and Mr. Finnegan's SARs and restricted stock cliff vest on April 15, 2014.

(3)
Ms. Bradley's SARs and restricted stock awards were granted on December 27, 2011 in connection with her appointment as the Company's Executive Vice President of Human Resources. The SARs award and the restricted stock award each vest in four equal annual installments on the following dates: 25,000 shares on December 27, 2012; 25,000 shares on December 27, 2013; 25,000 shares on December 27, 2014; and 25,000 shares on December 27, 2015.

        Historically, the Company issued stock options to executives. Based on a review of share-based payments at the Company's peer group companies, and in consultation with the committee's independent compensation consultant, the committee believes that issuing SARs and restricted stock to executives will enhance retention, control dilution to shareholders, and better align the interests of its executives with shareholders' interests.

        Other Cash Incentive Compensation.    From time to time, the Chief Executive Officer, in partnership with the Executive Vice President of Human Resources, may propose to the committee cash incentive compensation for an executive officer, which may be subject to time and/or performance requirements, to recruit, retain, reward or provide additional performance incentives to executives, among other reasons.

        On February 11, 2011, Mr. Crystal received a payment of $222,222.32 pursuant to his Employment Agreement, as amended on January 28, 2009. Please refer to the "Employment Agreements—Termination, Change in Control and Non-Compete/Non-Solicitation Arrangements" section below for a discussion of Mr. Crystal's Employment Agreement.

        All Other Compensation.    Each executive officer is eligible to participate in the Company's benefit plans, such as medical, dental, disability, group life and business travel life insurance. Executive officers participate in the benefit plans on the same basis as most other Company associates, but also receive enhanced disability and life insurance and reimbursement of up to $10,000 per calendar year for medical expenses not covered by the Company's benefit plan.

        The Company contributes to a defined contribution savings and retirement plan (the "SARP") qualifying under section 401(k) of the Internal Revenue Code. Participation in the SARP is available to all non-union, and certain union, affiliated associates who have completed 1,000 or more hours of service with the Company during certain twelve-month periods and have attained the age of 21. Participants can contribute up to 100% of their pay to the SARP, subject to Internal Revenue Service limits. The Company matches 100% of the employee's contribution up to a maximum of 4% of the employee's eligible pay. The Company match is immediately vested.

Allocation of Compensation Components

        There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the committee reviews information provided by its compensation consultants and other sources to determine the appropriate level and mix of incentive compensation. Income from such incentive compensation is realized as a result of the performance of the Company or the individual, depending on the type of award, compared to established goals. In general, however, the majority of the compensation delivered to the named executive officers is variable and based on company performance.

Employment Agreements—Termination, Change in Control and Non-Compete/Non-Solicitation Arrangements

        On January 28, 2009, Mr. Crystal's Employment Agreement, dated August 25, 2004 was further amended (the "Employment Agreement"). The amendment extended the term of his Employment Agreement to February 11, 2011, and, among other matters, provided that Mr. Crystal's base salary and target bonus under the IC Plan remain unchanged at $925,000 per year and 110% of his base salary, respectively, and that he was no longer entitled to severance payments of approximately $3,900,000 if the Company did not renew his Employment Agreement at the end of its term, and in exchange therefor, Mr. Crystal received a signing bonus of $2,000,000, to be paid in four semi-annual installments of $444,444.42 each, on June 1, 2009, December 1, 2009, June 1, 2010 and December 1, 2010, and a final payment of $222,222.32 on February 11, 2011 (each a "Payment Date"). Each payment was contingent upon Mr. Crystal's continued employment with the Company through such Payment Date. Finally, the amendment added and amended certain provisions of the Employment Agreement in order to ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

        The Company has entered into letter agreements of employment with Mr. Scott, Mr. Toal, Ms. Bradley, Mr. Cohen and Mr. Finnegan. Under the terms of these agreements, Mr. Scott, Mr. Toal, Ms. Bradley, Mr. Cohen and Mr. Finnegan are currently entitled to annual base salaries of $800,000, $450,000, $300,000, $600,000 and $500,000, respectively, which the committee, at any time, may increase or decrease based on the executives' and the Company's performance, among other pertinent factors. Mr. Scott, Mr. Toal, Ms. Bradley, Mr. Cohen and Mr. Finnegan are also entitled to participate in the Company's employee benefit plans, equity incentive compensation plans and IC Plan, which provides for performance-based bonuses (currently 110%, 60%, 45%, 60% and 60% of base salary, respectively). In connection with the committee's review of compensation trends for Chief Financial Officers among the Company's peer group and considering the competition for key personnel in the retail industry, the committee, in consultation with Hay Group, approved increases to Mr. Toal's base salary and target bonus percentages which are reflected above and were effective as of January 29, 2012.

        Considering the Company's net loss in fiscal year 2011, the named executive officers did not receive salary increases in connection with their annual performance reviews during the first quarter of fiscal year 2012. However, in an effort to promote the long-term growth and profitability of the Company, as well as retain and motivate the Company's senior management, the committee approved share-based awards to be granted to the senior management team in connection with their annual performance reviews during the first quarter of fiscal year 2012.

        All awards granted to the named executive officers during the first quarter of fiscal year 2012 are as follows:

	Stock Appreciation Rights(1)	Restricted Stock(1)	Performance Units(2)
Gregory J. Scott	200,000	100,000	200,000
Sheamus Toal	65,000	20,000	—
Faeth Bradley	—	—	—
Eran Cohen	100,000	30,000	—
Kevin L. Finnegan	50,000	10,000	—

(1)
The SARs and restricted stock were granted on April 16, 2012 and are scheduled to cliff vest on April 16, 2015.

(2)
On April 16, 2012, Mr. Scott was awarded performance units that vest subject to the Company achieving a target operating income goal for fiscal year 2012, and Mr. Scott's continued employment with the Company. If the Company achieves the target operating income goal for fiscal year 2012, the performance units vest as follows: 100,000 units on April 16, 2014 and 100,000 units on April 16, 2015. Upon vesting, each performance unit will be convertible into one share of the Company's common stock.

        Each of Mr. Scott, Mr. Toal, Ms. Bradley, Mr. Cohen and Mr. Finnegan is entitled to receive termination payments and other benefits from the Company following termination of employment by the Company without cause or by reason of disability or death. In addition, Mr. Scott is entitled to receive termination payments from the Company following his voluntary resignation from the Company, subject to Mr. Scott being bound by a 12 month non-compete provision. In accordance with certain of the executives' share-based payment agreements, in the event that the Company consummates a transaction whereby a third party (a) acquires outstanding common stock of the Company possessing the voting power to elect a majority of the members to the Company's board of directors or (b) acquires assets constituting all or substantially all of the assets of the Company, regardless of whether or not the executive is terminated, the executives' unvested share-based awards will immediately vest. If necessary to prevent such executive officers from being subject to tax under Section 409A of the Internal Revenue Code, any payments made under their letter agreements of employment will not be paid until six months after employment termination. Refer to the "Potential Payments Upon Termination or Change in Control" section of this Proxy Statement for a further discussion of the termination payments. Mr. Scott, Mr. Toal and Ms. Bradley have agreed to be bound by a 12 month non-compete provision upon voluntary resignation or termination for cause, and a 12 month non-solicitation provision. Mr. Cohen has agreed to be bound by a six month non-compete provision upon voluntary resignation or termination for cause within two years of his start date (October 25, 2010) with the Company and a 12 month non-compete provision thereafter. Mr. Cohen has agreed to be bound by a 12 month non-solicitation provision. Mr. Finnegan has agreed to be bound by an 18 month non-compete provision upon voluntary resignation or termination for cause, and an 18 month non-solicitation provision.

Accounting and Tax Treatment

  Accounting Treatment

        The Company accounts for share-based payment awards in accordance with ASC 718 which requires that all forms of share-based payments be treated as compensation expense and recognized in the Company's consolidated statement of operations over the vesting period.

        Cash compensation or non-equity compensation, including base salary and incentive compensation, is recorded as an expense with an offsetting liability in the Company's consolidated financial statements as it is earned.

        The Company accounts for income taxes in accordance with FASB ASC Topic 740, "Income Taxes."

  Tax Treatment

        As part of its role, the committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals, not including qualifying incentive-based compensation. The Company believes that compensation paid under the management incentive plans is generally fully deductible for federal income tax purposes. However, in certain situations, the committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

        Certain Other Tax Issues.    In addition to the matters described above, (i) any entitlement to a tax deduction on the part of the Company is subject to applicable federal tax rules (including, without limitation, Section 162(m) of the Internal Revenue Code regarding the $1,000,000 limitation on deductible compensation), (ii) the exercise of an incentive stock option may have implications in the computation of alternative minimum taxable income, (iii) certain awards under the Company's equity compensation plans may be subject to the requirements of Section 409A of the Internal Revenue Code (regarding nonqualified deferred compensation), and (iv) if the exercisability or vesting of any option or certain other awards is accelerated because of a change in control, such option or award (or a portion thereof), either alone or together with certain other payments, may constitute non-deductible excess parachute payments under Section 280G of the Internal Revenue Code, which may be subject to a 20% excise tax on participants. Officers and directors of the Company subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, may be subject to special tax rules regarding the income tax consequences concerning their options.

 Summary Compensation Table

        The following table summarizes, for the fiscal years indicated, the principal components of compensation for the Company's named executive officers. The compensation set forth below fully reflects compensation for work performed on the Company's behalf.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Gregory J. Scott	2011	775,000	—	1,234,000	806,000	210,000	—	11,543	3,036,543
Chief Executive Officer	2010	504,808	250,000	—	1,800,000	660,000	—	148,238	3,363,046
Richard P. Crystal	2011	35,577	222,222	—	—	—	—	7,585	265,384
Former Chairman and	2010	925,000	888,889	—	—	915,750	—	77,857	2,807,496
Chief Executive Officer	2009	925,000	888,889	—	—	434,981	—	73,478	2,322,348
Sheamus Toal	2011	405,000	—	106,795	217,000	—	—	19,361	748,156
EVP, Chief Financial Officer	2010	399,231	—	359,250	145,000	182,250	—	22,739	1,108,470
	2009	375,000	—	—	—	80,156	—	18,215	473,371
Faeth Bradley	2011	28,846	—	277,000	184,000	—	—	—	489,846
Eran Cohen	2011	600,000	—	—	—	—	—	171,511	771,511
EVP, Chief Marketing Officer	2010	161,538	150,000	—	940,500	324,000	—	—	1,576,038
Kevin L. Finnegan	2011	500,000	—	51,675	173,600	—	—	13,818	739,093
EVP, Global Sales	2010	500,000	—	359,250	145,000	270,000	—	12,622	1,286,872
	2009	500,000	—	—	52,200	128,250	—	14,549	694,999

(1)
During fiscal year 2011, Mr. Crystal received a final payment of $222,222.32 pursuant to his Employment Agreement, dated January 28, 2009. During fiscal year 2010 and fiscal year 2009, Mr. Crystal received two semi-annual payments of $444,444.42 pursuant to his Employment Agreement, dated January 28, 2009.

In connection with the recruitment of Mr. Scott and Mr. Cohen in fiscal year 2010, the executives received sign-on bonuses of $250,000 and $150,000, respectively.

(2)
The amounts in these columns reflect the aggregate grant date fair value of stock option, SARs, and restricted stock awards issued during fiscal year 2011, fiscal year 2010 and fiscal year 2009, presented in accordance with ASC 718, excluding any estimate for forfeitures. These amounts reflect the grant date fair value and do not represent the actual value that may be realized by the named executive officers. For the relevant assumptions used to determine the valuation of stock option, SARs, and restricted stock awards for fiscal year 2011, fiscal year 2010, and fiscal year 2009, refer to footnote 11, "Share-Based Compensation," in the Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for fiscal year 2011, as filed with the SEC on April 9, 2012.

(3)
Subsequent to receiving stockholder approval, the Company completed a value-for-value stock option exchange program on June 29, 2009 as described in the Company's 2009 Proxy Statement filed with the SEC on May 15, 2009. The exchange ratio was calculated such that the value of the replacement options would equal the value of the canceled options, determined in accordance with the Black-Scholes option valuation model, with no incremental cost incurred by the Company. In accordance with SEC rules, since the Company did not recognize any incremental cost, the grant date fair value of the replacement options granted to the named executive officers are not included in the above table.

(4)
Represents amounts earned under the Company's IC Plan. Refer to the "Compensation Discussion and Analysis" section in this Proxy Statement for further information about the Company's IC Plan. In connection with Mr. Scott's appointment as President of the Company in June 2010, his fall 2010, full year 2010 and spring 2011 bonuses under the Company's IC Plan were guaranteed by the Company to be no less than 100% of his target bonus for each respective bonus period, and as such, Mr. Scott received a $210,000 payment for the spring 2011 bonus period.

(5)
The amounts shown in the "All Other Compensation" column are detailed in the following table:

Name	Year	Employer Match to the 401(k) under the Company's SARP ($)	Reimbursement for Insurance Premiums ($)	Reimbursement for Relocation Expenses and Living Allowance ($)	Tax Gross Up on Insurance Premium and Relocation Expense Reimbursements ($)	Reimbursement for Medical Expenses ($)	Personal Use of an Automobile Driver Employed by the Company ($)	Total ($)
Mr. Scott	2011	9,800	—	625	458	660	—	11,543
	2010	—	—	124,726	23,512	—	—	148,238
Mr. Crystal	2011	6,954	—	—	—	—	631	7,585
	2010	9,800	19,575	—	16,824	11,195	20,463	77,857
	2009	9,088	19,575	—	20,769	7,009	17,037	73,478
Mr. Toal	2011	9,737	—	—	—	9,624	—	19,361
	2010	9,829	—	—	—	12,910	—	22,739
	2009	9,511	—	—	—	8,704	—	18,215
Mr. Cohen	2011	—	—	94,312	73,154	4,045	—	171,511
	2010	—	—	—	—	—	—	—
Mr. Finnegan	2011	9,800	—	—	—	4,018	—	13,818
	2010	9,800	—	—	—	2,822	—	12,622
	2009	9,415	—	—	—	5,134	—	14,549

 Grants of Plan-Based Awards in Fiscal Year 2011

        The following table provides information relating to all plan-based awards granted to the named executive officers during fiscal year 2011.

								All Other Stock Awards: Number of Shares of Stock or Units (#)(3)
											Grant Date Fair Value of Stock and Option Awards ($)(5)
									All Other Option Awards: Number of Securities Underlying Options (#)(4)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)					Exercise or Base Price of Option Awards ($/Sh)
Name and Principal Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gregory J. Scott	02/15/11	—	—	—	—	100,000	200,000	—	—	—	1,234,000
Chief Executive Officer	02/15/11	—	—	—	—	—	—	—	200,000	6.17	806,000
	—	—	810,000	1,620,000	—	—	—	—	—	—	—
Richard P. Crystal	—	—	—	—	—	—	—	—	—	—	—
Former Chairman and
Chief Executive Officer
Sheamus Toal	04/15/11	—	—	—	—	—	—	15,500	—	—	106,795
EVP, Chief Financial Officer	04/15/11	—	—	—	—	—	—	—	50,000	6.89	217,000
	—	—	202,500	405,000	—	—	—	—	—	—	—
Faeth Bradley	12/27/11	—	—	—	—	—	—	100,000	—	—	277,000
EVP, Human Resources	12/27/11	—	—	—	—	—	—	—	100,000	2.77	184,000
Eran Cohen	—	—	360,000	720,000	—	—	—	—	—	—	—
EVP, Chief Marketing Officer
Kevin L. Finnegan	04/15/11	—	—	—	—	—	—	7,500	—	—	51,675
EVP, Global Sales	04/15/11	—	—	—	—	—	—	—	40,000	6.89	173,600
	—	—	300,000	600,000	—	—	—	—	—	—	—

(1)
At January 28, 2012, the last day of fiscal year 2011, these amounts represent the estimated range of cash bonuses that the executive could have potentially earned for fiscal year 2011 performance under the Company's IC Plan as described in the "Compensation Discussion and Analysis" section of this Proxy Statement. Mr. Crystal retired on February 11, 2011, and therefore was not eligible to participate in the IC Plan during fiscal year 2011. Since Ms. Bradley commenced employment with the Company on December 27, 2011, she was not eligible to participate in the IC Plan during fiscal year 2011.

(2)
In connection with Mr. Scott's promotion to Chief Executive Officer, he was granted 200,000 shares of performance-based restricted stock that vest on the third anniversary of the grant date (February 15, 2011), subject to the Company achieving minimum, target and maximum operating income levels, and continued employment with the Company. The minimum threshold and maximum goal are 80% and 110%, respectively, of the operating income target. If operating income falls below the minimum threshold, all of the restricted shares will be forfeited. If the operating income achieved is between the minimum threshold and the target goal, Mr. Scott will receive between 20,000 and 100,000 shares of common stock. If the operating income achieved is between the target and maximum goals, Mr. Scott will receive between 100,000 and 200,000 shares of common stock.

(3)
In connection with the Company's annual performance review process, Mr. Toal and Mr. Finnegan were awarded restricted stock which vest on April 15, 2014.

In connection with Ms. Bradley's appointment as Executive Vice President, Human Resources, she was awarded restricted stock that vest in four equal annual installments on the following dates: 25,000 shares on December 27, 2012; 25,000 shares on December 27, 2013; 25,000 shares on December 27, 2014; and 25,000 shares on December 27, 2015.

(4)
In connection with Mr. Scott's promotion to Chief Executive Officer, he was granted 200,000 SARs on February 15, 2011 that become exercisable in four equal annual installments on the following dates: 50,000 SARs on February 15, 2012; 50,000 SARs on February 15, 2013; 50,000 SARs on February 15, 2014; and 50,000 SARs on February 15, 2015.

In connection with the Company's annual performance review process, Mr. Toal and Mr. Finnegan were awarded SARs which become exercisable on April 15, 2014.

In connection with Ms. Bradley's appointment as Executive Vice President, Human Resources, she was awarded SARs that become exercisable in four equal annual installments on the following dates: 25,000 shares on December 27, 2012; 25,000 shares on December 27, 2013; 25,000 shares on December 27, 2014; and 25,000 shares on December 27, 2015.

Each SAR referred to above represents the right to receive a payment measured by the increase in the fair market value of one share of common stock from the date of grant of the SAR to the date of exercise of the SAR. Upon exercise the SARs will be settled in stock.

(5)
Represents the aggregate grant date fair value of share-based awards calculated in accordance with ASC 718, excluding any estimate for forfeitures. For the relevant assumptions used to determine the valuation of share-based awards during fiscal year 2011, refer to footnote 11, "Share-Based Compensation," in the Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for fiscal year 2011, as filed with the SEC on April 9, 2012.

(6)
All share-based awards granted to the named executive officers during fiscal year 2011 are under the Company's Amended and Restated 2006 Plan.

Outstanding Equity Awards at 2011 Fiscal Year-End

        The following table provides information relating to outstanding equity awards held by the named executive officers at fiscal year end, January 28, 2012.

	Option Awards					Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gregory J. Scott	187,500	562,500	—	3.80	06/01/20	—	—	—		—
Chief Executive Officer	—	200,000	—	6.17	02/15/21	—	—	—		—
	—	—	—	—	—	—	—	100,000	(3)	314,000	(3)
Richard P. Crystal	—	—	—	—	—	—	—	—		—
Former Chairman and
Chief Executive Officer
Sheamus Toal	8,053	—	—	3.28	10/06/14	—	—	—		—
EVP, Chief Financial Officer	16,477	—	—	3.28	04/04/15	—	—	—		—
	14,141	—	—	3.28	03/15/16	—	—	—		—
	11,634	3,878	—	3.28	03/21/17	—	—	—		—
	37,500	12,500	—	4.74	03/19/18	—	—	—		—
	18,750	6,250	—	1.46	11/19/18	—	—	—		—
	—	50,000	—	4.79	04/01/20	—	—	—		—
	—	50,000	—	6.89	04/15/21	—	—	—		—
	—	—	—	—	—	75,000	235,500	—		—
	—	—	—	—	—	15,500	48,670	—		—
Faeth Bradley	—	100,000	—	2.77	12/27/21	—	—	—		—
EVP, Human Resources	—	—	—	—	—	100,000	314,000	—		—
Eran Cohen	100,000	350,000	—	3.27	10/25/20	—	—	—		—
EVP, Chief Marketing Officer
Kevin L. Finnegan	6,689	2,230	—	3.28	03/21/17	—	—	—		—
EVP, Global Sales	15,000	5,000	—	4.74	03/19/18	—	—	—		—
	15,000	15,000	—	2.86	03/18/19	—	—	—		—
	—	50,000	—	4.79	04/01/20	—	—	—		—
	—	40,000	—	6.89	04/15/21	—	—	—		—
	—	—	—	—	—	2,500	7,850	—		—
	—	—	—	—	—	75,000	235,500	—		—
	—	—	—	—	—	7,500	23,550	—		—

(1)
Mr. Scott's 562,500 SARs become exercisable on the following dates: 187,500 SARs on June 1, 2012; 187,500 SARs on June 1, 2013; and 187,500 SARs on June 1, 2014.

Mr. Scott's 200,000 SARs become exercisable on the following dates: 50,000 SARs on February 15, 2012; 50,000 SARs on February 15, 2013; 50,000 SARs on February 15, 2014; and 50,000 SARs on February 15, 2015.

Mr. Toal's options to purchase 3,878 shares of the Company's common stock at an exercise price of $3.28 per share become exercisable on March 21, 2012. Mr. Toal's options to purchase 12,500 shares of the Company's common stock at an exercise price of $4.74 per share become exercisable on March 19, 2012. Mr. Toal's options to purchase 6,250 shares of the Company's common stock at an exercise price of $1.46 per share become exercisable on November 19, 2012. On April 1, 2010, Mr. Toal was granted 50,000 SARs which become exercisable on April 1, 2013. On April 15, 2011, Mr. Toal was granted 50,000 SARs which become exercisable on April 15, 2014.

Ms. Bradley's 100,000 SARs become exercisable on the following dates: 25,000 shares on December 27, 2012; 25,000 shares on December 27, 2013; 25,000 shares on December 27, 2014; and 25,000 shares on December 27, 2015.

Mr. Cohen's 350,000 SARs become exercisable on the following dates: 100,000 SARs on October 25, 2012; 100,000 SARs on October 25, 2013; and 150,000 SARs on October 25, 2014.

Mr. Finnegan's options to purchase 2,230 shares of the Company's common stock at an exercise price of $3.28 per share become exercisable on March 21, 2012. Mr. Finnegan's options to purchase 5,000 shares of the Company's common stock at an exercise price of $4.74 per share become exercisable on March 19, 2012. Mr. Finnegan's options to purchase 15,000 shares of the Company's common stock at an exercise price of $2.86 per share become exercisable in two equal annual installments of 7,500 shares on March 18, 2012 and March 18, 2013. On April 1, 2010, Mr. Finnegan was granted 50,000 SARs which become exercisable on April 1, 2013. On April 15, 2011, Mr. Finnegan was granted 40,000 SARs which become exercisable on April 15, 2014.

  Each SAR referred to above represents the right to receive a payment measured by the increase in the fair market value of one share of common stock from the date of grant of the SAR to the date of exercise of the SAR. Upon exercise the SARs will be settled in stock.

(2)
On April 1, 2010, Mr. Toal was granted 75,000 shares of restricted stock which vest on April 1, 2013. On April 15, 2011, Mr. Toal was granted 15,500 shares of restricted stock which vest on April 15, 2014.

On December 27, 2011, Ms. Bradley was granted 100,000 shares of restricted stock that vest on the following dates: 25,000 shares on December 27, 2012; 25,000 shares on December 27, 2013; 25,000 shares on December 27, 2014; and 25,000 shares on December 27, 2015.

On June 24, 2008, Mr. Finnegan was granted 10,000 shares of restricted stock which vest in four equal annual installments of 2,500 shares on June 24, 2009, June 24, 2010, June 24, 2011 and June 24, 2012. On April 1, 2010, Mr. Finnegan was granted 75,000 shares of restricted stock which vest on April 1, 2013. On April 15, 2011, Mr. Finnegan was granted 7,500 shares of restricted stock which vest on April 15, 2014.

Market value is based on the closing price of the Company's common stock on January 28, 2012, the last day of fiscal year 2011, which was $3.14, multiplied by the number of shares.

(3)
In connection with Mr. Scott's promotion to Chief Executive Officer, he was granted 200,000 shares of performance-based restricted stock that vest on the third anniversary of the grant date (February 15, 2011), subject to the Company achieving minimum, target and maximum operating income levels, and continued employment with the Company. The minimum threshold and maximum goal are 80% and 110%, respectively, of the operating income target. If operating income falls below the minimum threshold, all of the restricted shares will be forfeited. If the operating income achieved is between the minimum threshold and the target goal, Mr. Scott will receive between 20,000 and 100,000 shares of common stock. If the operating income achieved is between the target and maximum goals, Mr. Scott will receive between 100,000 and 200,000 shares of common stock.

Payout value is based on the closing price of the Company's common stock on January 28, 2012, the last day of fiscal year 2011, which was $3.14, multiplied by the number of shares of common stock that the executive could earn on February 15, 2014 if the Company achieves the target performance goal.

Option Exercises and Stock Vested in Fiscal Year 2011

        The following table shows the number of shares of the Company's common stock acquired and the value realized by each named executive officer upon the exercise of stock options and vesting of restricted stock during fiscal year 2011.

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Gregory J. Scott Chief Executive Officer	—	—	—	—
Richard P. Crystal Former Chairman and Chief Executive Officer	1,314,965	7,310,025	—	—
Sheamus Toal EVP, Chief Financial Officer	—	—	—	—
Faeth Bradley EVP, Human Resources	—	—	—	—
Eran Cohen EVP, Chief Marketing Officer	—	—	—	—
Kevin L. Finnegan EVP, Global Sales	—	—	2,500	12,200

(1)
Represents the difference between the fair market value of the Company's common stock at exercise and the exercise price, multiplied by the number of options exercised.

(2)
Represents the number of vested shares of restricted stock multiplied by the fair market value of the Company's common stock at the vesting date.

 Potential Payments Upon Termination or Change in Control

        This section explains the payments and benefits to which the named executive officers are entitled in various termination of employment and change in control scenarios. These are hypothetical situations that require the Company to make assumptions concerning the termination scenarios that affect the termination payments; as such, the termination payments and other benefits presented in the following tables are estimates as of a point in time. For purposes of this section, the Company has assumed that termination of employment or change in control occurred on January 28, 2012, the last day of fiscal year 2011.

        The following termination-related terms are defined in the letter agreements of employment between the Company and the named executive officers and are generally described below:

        "Cause" generally means: (i) wrongful misappropriation of the Company's assets; (ii) certain conditions that render the executive incapable of performing the essential functions of their position; (iii) conviction of, or pleading "guilty" or "no contest" to, a felony; (iv) intentionally causing the Company to violate a material local, state or federal law; (v) willful refusal to comply with a significant, lawful and proper policy, directive or decision of the executive's supervisor or the board of directors of the Company; (vi) the executive's breach of their employment agreement or letter agreement of employment, in any material respect; and (vii) gross negligence or willful misconduct in connection with the executive's duties and responsibilities to the Company.

        "Change of Control" generally means: (i) the acquisition by a "person", as such term is used in Sections 13(d) and 14(d) of the Exchange Act, that results in such person becoming the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of a) 30% or more of the Company's voting securities and b) a greater percentage of the Company's voting securities than Irving Place Capital and certain other voting security holders; (ii) a change in the majority of the board of directors; (iii) the occurrence of certain reorganizations, mergers or consolidations of the Company; or (iv) a sale of all or substantially all of the assets of the Company.

        "Disability" generally means: the inability, by reason of bodily injury or physical or mental disease, or any combination thereof, of the executive to perform his or her customary or other comparable duties with the Company for a period of at least six months in any 12-month calendar period as determined in accordance with the Company's Long-Term Disability Plan.

  Mr. Scott, Mr. Toal, Ms. Bradley, Mr. Cohen, and Mr. Finnegan

        No termination payments are due to the executives under their respective letter agreements of employment upon a change of control, following termination of employment by the Company with cause, and, with the exception of Mr. Scott, following termination by the executive.

        Following termination of employment by the Company without cause, and subject to the execution and delivery to the Company of a general release covering employment-related claims and their continued observance of the covenants contained in their letter agreements of employment, each of Mr. Scott, Mr. Toal, and Mr. Finnegan, is entitled to be paid their base salary for 12 months. If Mr. Scott voluntarily resigns, he is entitled to be paid his base salary for 12 months subject to him being bound by a 12 month non-compete provision. If Ms. Bradley's employment is terminated without cause prior to the one-year anniversary of her start date (December 27, 2011) with the Company, she is entitled to be paid her base salary for six months. If Ms. Bradley's employment is terminated without cause after the one-year anniversary of her start date, she is entitled to be paid her base salary for 12 months. If Mr. Cohen's employment is terminated without cause prior to the two-year anniversary of his start date (October 25, 2010) with the Company, he is entitled to be paid his base salary for six months. If Mr. Cohen's employment is terminated without cause after the two-year anniversary of his start date, he is entitled to be paid his base salary for 12 months. The base salary paid to Mr. Scott,

Mr. Toal, Ms. Bradley, Mr. Cohen, and Mr. Finnegan would be offset by any salary earned at the executive's new employer, if employment is obtained within the applicable severance period. In accordance with Mr. Toal's and Mr. Finnegan's April 1, 2010 restricted stock agreements, following termination of employment without cause, up to 100% of the executives' unvested restricted stock will immediately vest depending on the amount of service time that has elapsed as of the termination date.

        If the executive's employment is terminated by reason of disability, the executive will be entitled to be paid the following after termination: (i) 100% of base salary in year one, (ii) 80% of base salary in year two, (iii) 60% of base salary in year three, and (iv) 60% of base salary, subject to IRS limits, in year four and thereafter up to at least the age of 65, depending on the age at which the disability occurred.

        If Mr. Scott, Mr. Toal, Ms. Bradley, Mr. Cohen or Mr. Finnegan's employment is terminated by reason of death, the executive's beneficiaries will be paid up to $3.0 million, depending on the executive's base salary and cause of death in accordance with the Company's life insurance policies.

        In accordance with certain of the executives' share-based award agreements, in the event that the Company consummates a transaction whereby a third party (a) acquires outstanding common stock of the Company possessing the voting power to elect a majority of the members to the Company's board of directors or (b) acquires assets constituting all or substantially all of the assets of the Company, regardless of whether or not the executive is terminated, the executives' unvested share-based awards will immediately vest.

Potential Payments to Gregory J. Scott upon the Occurrence of Certain Events

Components of Compensation	Termination by the Executive For Good Reason	Termination by the Executive	Termination by the Company For Cause	Termination by the Company Other Than For Cause	Upon a Change in Control	Termination due to the Executive's Disability	Termination Upon the Executive's Death
Cash Severance (base salary)	$—	$800,000	$—	$800,000	$—	$—	$—
Other(1)	—	—	—	—	—	2,165,000	3,000,000

Total	$—	$800,000	$—	$800,000	$—	$2,165,000	$3,000,000

Potential Payments to Sheamus Toal upon the Occurrence of Certain Events

Components of Compensation	Termination by the Executive For Good Reason	Termination by the Executive For No Good Reason	Termination by the Company For Cause	Termination by the Company Other Than For Cause	Upon a Change in Control	Termination due to the Executive's Disability	Termination Upon the Executive's Death
Cash Severance (base salary)	$—	$—	$—	$405,000	$—	$—	$—
Share-based awards—Accelerated(2)	—	—	—	235,500	267,000	—	—
Other(1)	—	—	—	—	—	1,215,000	3,000,000

Total	$—	$—	$—	$640,500	$267,000	$1,215,000	$3,000,000

Potential Payments to Faeth Bradley upon the Occurrence of Certain Events

Components of Compensation	Termination by the Executive For Good Reason	Termination by the Executive For No Good Reason	Termination by the Company For Cause	Termination by the Company Other Than For Cause	Upon a Change in Control	Termination due to the Executive's Disability	Termination Upon the Executive's Death
Cash Severance (base salary)	$—	$—	$—	$150,000	$—	$—	$—
Other(1)	—	—	—	—	—	900,000	2,500,000

Total	$—	$—	$—	$150,000	$—	$900,000	$2,500,000

Potential Payments to Eran Cohen upon the Occurrence of Certain Events

Components of Compensation	Termination by the Executive For Good Reason	Termination by the Executive For No Good Reason	Termination by the Company For Cause	Termination by the Company Other Than For Cause	Upon a Change in Control	Termination due to the Executive's Disability	Termination Upon the Executive's Death
Cash Severance (base salary)	$—	$—	$—	$300,000	$—	$—	$—
Other(1)	—	—	—	—	—	1,685,000	3,000,000

Total	$—	$—	$—	$300,000	$—	$1,685,000	$3,000,000

Potential Payments to Kevin L. Finnegan upon the Occurrence of Certain Events

Components of Compensation	Termination by the Executive For Good Reason	Termination by the Executive For No Good Reason	Termination by the Company For Cause	Termination by the Company Other Than For Cause	Upon a Change in Control	Termination due to the Executive's Disability	Termination Upon the Executive's Death
Cash Severance (base salary)	$—	$—	$—	$500,000	$—	$—	$—
Share-based awards—Accelerated(2)	—	—	—	235,500	239,700	—	—
Other(1)	—	—	—	—	—	1,445,000	3,000,000

Total	$—	$—	$—	$735,500	$239,700	$1,445,000	$3,000,000

(1)
Represents amounts payable to the executive or the executive's beneficiary, in the case of death, under the Company's disability plan and life insurance policies. Termination payments for termination by reason of disability represent four years of payments under the Company's Long-Term Disability Plan in the tables above. However, the Company's Long-Term Disability Plan provides termination payments equal to 60 percent of the executive's base salary, subject to IRS limits, in year four after termination and thereafter up to at least the age of 65, depending on the age at which the disability occurred.

(2)
The accelerated vesting value represents: (i) the number of outstanding options and SARs that would become exercisable in accordance with the executive's share-based award agreements multiplied by the difference between the closing price of the Company's common stock on January 28, 2012, which was $3.14, and the exercise price of the unvested awards, plus (ii) the number of unvested restricted stock outstanding that would immediately vest in accordance with the executive's restricted stock agreements multiplied by the closing price of the Company's common stock on January 28, 2012.

 Equity Compensation Plan Information

        The following table sets forth information as of January 28, 2012 about shares of the Company's common stock that may be issued under the Company's existing equity compensation plans.

			(c)
	(a)	(b)
			Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column(a))(3)
Plan category	Number of securities to be issued upon exercise of outstanding options, SARs, warrants and rights(1)	Weighted- average exercise price of outstanding options, SARs, warrants and rights(2)
Equity compensation plans approved by security holders	3,893,089	$3.95	4,295,116
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	3,893,089	$3.95	4,295,116

(1)
Includes 1,503,089 stock options and 2,390,000 SARs. Each SAR represents the right to receive a payment measured by the increase in the fair market value of one share of common stock from the date of grant of the SAR to the date of exercise of the SAR. Upon exercise the SARs will be settled in stock.

(2)
Represents the weighted-average exercise price for outstanding stock options and SARs.

(3)
Represents 238,016 shares and 4,057,100 shares available for issuance under the 2002 Plan and the Amended and Restated 2006 Plan, respectively, as of January 28, 2012.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transactions Policy and Procedures

        The board of directors of the Company approves, based upon the recommendation of the audit committee, any related person transaction which is required to be disclosed under the rules of the SEC. In addition, on at least an annual basis, each director, nominee for director and executive officer is obligated to complete a questionnaire that requires disclosure of any transaction in which the Company was or is to be a participant in which the director, nominee or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. These questionnaires are reviewed by the Company's counsel to identify any potential conflicts of interest or other transactions that the board of directors should review in light of the SEC rules regarding the disclosure of transactions with related persons.

Stockholders Agreement

        Irving Place Capital and certain of the Company's current and former senior management stockholders are party to a stockholders agreement that governs certain relationships among, and contains certain rights and obligations of, such stockholders.

        The stockholders agreement provides that the parties must vote their securities in favor of the individuals nominated to the board of directors by Irving Place Capital. From and after the date that the stockholders party to the agreement and their transferees hold less than 50% of the Company's outstanding common stock, the parties to the agreement will be obliged to vote for two individuals nominated to the board of directors by Irving Place Capital. Such voting obligations will terminate when Irving Place Capital and certain of its transferees own less than 20% of the Company's outstanding common stock.

        The stockholders agreement also gives the parties certain rights with respect to registration under the Securities Act of shares of the Company's securities held by them and certain customary indemnification rights. These registration rights include demand registration rights requiring the Company to register their shares under the Securities Act. In addition, in the event the Company proposes to register any shares of common stock under the Securities Act, whether in connection with a primary or secondary offering, the stockholders party to the stockholders agreement may request that the Company affect a registration of their shares under the Securities Act.

STOCKHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING

        In accordance with Rule 14a-8 of the Exchange Act, any stockholder proposals intended to be included in the Proxy Statement and presented at the 2013 Annual Meeting of Stockholders of the Company must be received by the Company no later than January 9, 2013. The proposal should be addressed to: Chair of the Nomination and Governance Committee, New York & Company, Inc., 450 West 33rd Street, 5th Floor, New York, NY 10001.

        In addition, the Company has established an advance notice procedure with regard to certain matters, including stockholder proposals not included in the Company's Proxy Statement, to be brought before an annual meeting of stockholders. A stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company, not less than 60 days nor more than 90 days prior to the meeting, regardless of any postponements, deferrals or adjournments of that meeting; provided, however, that in the event that less than 70 days notice or prior public announcement of the date of the meeting is given or made to stockholders, notice by the stockholder must be received not later than the close of business on the 10th day following the date on which such notice of the date of the annual meeting was mailed or such public announcement was made.

        A stockholder's notice with respect to a proposed item of business must include: (i) a brief description of the substance of, and the reasons for conducting, such business at the annual meeting; (ii) the name and address of the stockholder proposing such business; (iii) the number of shares of the Company which are beneficially owned by the stockholder, any person controlling, directly or indirectly, or acting in concert with, such stockholder and any person controlling, controlled by or under common control with such stockholder; and (iv) any material interest of the stockholder in such business.

        A stockholder's notice with respect to a director nomination must set forth: (i) name, address and number of shares of the Company which are beneficially owned by the nominating stockholder, any person controlling, directly or indirectly, or acting in concert with, such nominating stockholder and any person controlling, controlled by or under common control with such nominating stockholder; (ii) name, address and number of shares of the Company which are beneficially owned by the candidate; (iii) a detailed biography outlining the candidate's relevant background, professional and business experience and other significant accomplishments; (iv) an acknowledgement from the candidate that he or she would be willing to serve on the board, if elected; (v) a statement by the stockholder outlining the reasons why this candidate's skills, experience and background would make a valuable contribution to the board; and (vi) a minimum of two references who have either worked with the candidate, served on a board of directors or board of trustees with the candidate, or can otherwise provide relevant perspective on the candidate's capabilities as a potential board member.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] Date VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NEW YORK & COMPANY, INC. 450 WEST 33RD STREET 5TH FLOOR NEW YORK, NY 10001 M47489-P22520 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. NEW YORK & COMPANY, INC. For All Withhold All For All Except THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR PROPOSALS (1) AND (2): 1. Election of Directors Nominees: 01) Gregory J. Scott 02) Bodil M. Arlander 03) Jill Beraud 04) David H. Edwab 05) James O. Egan 06) John D. Howard 07) Louis Lipschitz 08) Grace Nichols 09) Michelle Pearlman 10) Richard L. Perkal 11) Arthur E. Reiner 12) Edmond S. Thomas For Against Abstain 2. To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2012. NOTE: To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement. Please be sure to sign and date this Proxy in the box below.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M47490-P22520 REVOCABLE PROXY NEW YORK & COMPANY, INC. 2012 ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED ON THE BEHALF OF THE BOARD OF DIRECTORS The undersigned, revoking all prior proxies, hereby appoints, Gregory J. Scott and Sheamus Toal, and each of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated hereon, all shares of common stock of New York & Company, Inc. (the "Company") which the undersigned would be entitled to vote if present in person at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m., EDT, on Wednesday, June 20, 2012 or at any adjournment(s) or postponement(s) thereof. Continued and to be signed on reverse side